SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2004

US UNWIRED INC.

(Exact name of registrant as specified in its charter)

Louisiana	000-22003	72-1457316
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

901 Lakeshore Drive
Lake Charles, Louisiana	70601
(Address of principal executive offices)	(Zip Code)

(337) 436-9000

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

INTRODUCTION

We are filing this current report on Form 8-K for the following four reasons:

(1) We issued a press release dated July 7, 2004, and we are filing that press release as Exhibit 99.

(2) We made certain reclassifications to our unaudited financial statements for the three-month period ended March 31, 2004 included in the Form 10-Q filed with the Securities and Exchange Commission on May 3, 2004. The reclassifications were between the expense categories of Cost of service, General and administrative and Sales and marketing.

We based our decision to make these reclassifications on an analysis of other publicly traded Sprint PCS affiliates and other similar publicly traded telecommunications companies. We determined that certain expenses that we classified as General and administrative were not consistently classified with other publicly traded Sprint PCS affiliates, which classified such expenses either as Cost of service or Sales and marketing. Such expenses include back office services from Sprint PCS such as Billing, Customer Care and Sprint Spectrum Fees (franchise). Additionally, we determined that expenses such as Bad Debt, Handset Upgrades and certain wage categories of other publicly traded Sprint PCS affiliates were also being classified as either Cost of Service or Sales and marketing instead of General and administrative.

Our prior presentation was not inconsistent with certain other companies within the telecommunications industry; however, the new presentation is more consistent with the other Sprint PCS affiliates and other companies in the telecommunications industry. We determined that the financial information would be more meaningfully presented in a manner consistent with our peer group of Sprint PCS affiliates.

We have included in this filing information that provides readers an opportunity to understand the nature of the reclassifications. The financial statements included in this filing reclassify certain expenses in Cost of service, General and administrative and Sales and marketing for the years ended December 2001, 2002 and 2003. The table that follows the financial statements details the nature of the expenses for Cost of service, General and administrative and Sales and marketing and provides a reconciliation of the Statement of Operations reflecting the reclassifications to that of the financial information included in the Form 10-K filed on March 2, 2004. Also included in this Form 8-K are Selected Historical Financial Information, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Audited Financial Statements that reflect the reclassifications and supercede the comparable financial information previously filed in the Form 10-K.

(3) We filed a registration statement on Form S-4 on July 9, 2004, under the Securities Act of 1933. That registration statement covers our offer to holders of notes that we issued on June 16, 2004, in connection with a restructuring of our indebtedness, to exchange those notes for notes that we will issue under the registration statement. The registration statement contains presentations that exclude the operations of our subsidiary IWO Holdings Inc. and its subsidiaries, collectively called IWO. These presentations have not previously appeared in our reports under the Securities Exchange Act of 1934. We are filing them with this Form 8-K to make them a part of those reports. These presentations are listed in the Table of Contents above. They contain “(Excluding Operations of IWO)” in their titles and describe the basis upon which IWO’s operations have been excluded. They also explain that they are not prepared in accordance with generally accepted accounting principles. We included these presentations in our registration statement because we believe that they are relevant to the holders of our notes, who will have no claim against the assets or business of IWO for repayment of the notes and, we believe, are not likely to derive repayment from our ownership of IWO’s common stock. We explain this more fully in the section “This Prospectus Contains Dual Presentations” in our registration statement. The dual presentations are those that exclude the operations of IWO, on the one hand, and those that are fully consolidated, on the other hand. The latter presentations contain “(Consolidated)” in their titles in the Table of Contents above and include the effect of the reclassifications that are described in (2) above. In the presentations, the term “old notes” means the notes we issued on June 16, 2004, to restructure our indebtedness, and “new notes” refers to the notes we will issue under the registration statement in exchange for the old notes. The terms of the old notes and new notes are the same, except that the new notes will not be subject to certain restrictions on transfer that affect the old notes. We will not receive any cash proceeds from our issuance of the new notes.

(4) Our registration statement on Form S-4 also contains information about recent developments and updates information about related party transactions. Those sections are also included in this Form 8-K, which also includes related exhibits.

RECENT DEVELOPMENTS

The Tender Offer

On May 12, 2004, we announced an offer to purchase for cash any and all of our $400 million in aggregate face amount of 13 3/8% senior subordinated discount notes due 2009. On May 26, 2004, we announced that we received tenders in excess of the majority of the aggregate face amount of those notes, and we entered into a supplemental indenture that eliminated substantially all of the restrictive covenants and certain events of default in the related indenture. The amendments to the indenture became effective on June 16, 2004, when we purchased approximately $235.8 million face amount of notes that had been tendered by the expiration of our tender offer on June 10, 2004. We purchased those notes with a portion of the proceeds from our note offering described below.

3(a)(9) Exchanges

From May 26, 2004 to June 4, 2004, we issued approximately 34.5 million shares of our common stock in exchange for approximately $75.0 million face amount of our 13 3/8% senior subordinated discount notes due 2009. In making these exchanges, we relied on an exemption from registration available under Section 3(a)(9) of the Securities Act.

Note Offering

On June 16, 2004, we sold in a private offering $125 million aggregate principal amount of Series A First Priority Senior Secured Floating Rate Notes due 2010 and $235 million aggregate principal amount of 10% Series A Second Priority Senior Secured Notes due 2012. We refer to these notes in this report as the old notes, or the Series A 2010 notes and the Series A 2012 notes. We are offering to exchange those old notes for an equal amount of our new notes, which are our Series B First Priority Senior Secured Floating Rate Notes due 2010 and our 10% Series B Second Priority Senior Secured Notes due 2012. We sometimes refer to the new notes as the 2010 notes and the 2012 notes, or simply as the notes. Our exchange offer is being registered under the Securities Act of 1933 on a Form S-4 registration statement originally filed on July 9, 2004.

Sprint Litigation

On March 8, 2004, we filed an amended complaint in our lawsuit in federal court in Louisiana against Sprint and Sprint PCS. On June 14, 2004, the court announced its intent to appoint a special master in the case to determine if Sprint’s accounting is being performed accurately and in compliance with our agreements with Sprint. The court has set a May 9, 2005 trial date for this lawsuit.

IWO Management Agreement

On July 7, 2004, we announced that we reached a written agreement with IWO’s lenders under which we will continue to manage IWO through 2005. IWO may extend the agreement through 2006. The written agreement replaced our prior oral management agreement with IWO. The new agreement allows us to charge a fixed fee for operating IWO plus additional fees for assisting in IWO’s restructuring or reorganization. We may also earn bonuses for meeting pre-set operating targets or lending managerial support for a successful restructuring or reorganization. The agreement may be terminated by either party, but IWO is required to pay a termination fee if it terminates the agreement. If we terminate the agreement, we would be obligated to perform certain transitional services. As we state elsewhere in this report, it is likely that IWO will file for bankruptcy law protection during 2004.

SELECTED FINANCIAL INFORMATION (CONSOLIDATED)

The following selected historical consolidated financial data as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 have been derived from the audited consolidated financial statements and the related notes included elsewhere in this report. The selected historical consolidated financial data as of December 31, 2001, 2000 and 1999 and for the years ended December 31, 2000 and 1999 have been derived from our audited consolidated financial statements for such years, which are not included in this report and reflect certain reclassifications to conform to presentations made in subsequent periods. We have derived the selected historical consolidated financial data as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003 from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended March 31, 2004. In the opinion of our management, our unaudited consolidated financial statements contain all the adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows. The results of operations for the three-month periods ended March 31 are not necessarily indicative of our operating results to be expected for the full year. The selected consolidated historical financial data set forth below are not necessarily indicative of the results of future operations and should be read only in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Consolidated)” and the historical consolidated financial statements and accompanying notes included elsewhere in this report.

	Year ended December 31,					Three-month period ended March 31,
	1999	2000	2001	2002(1)	2003	2003	2004
	(In thousands except for per share data)
Statement of Operations Data:
Revenues	$12,473	$80,254	$230,220	$511,564	$535,751	$124,730	$141,611
Cost of services and merchandise sold	19,752	68,073	162,136	381,729	352,590	86,466	83,047
Other operating expenses (2)	23,659	92,482	151,662	246,866	255,260	76,151	59,961
Impairment of goodwill (3)	—	—	—	214,191	—	—	—
Impairment of intangible assets (3)	—	—	—	188,330	—	—	—

Operating loss	$(30,938)	$(80,301)	$(83,578)	$(519,552)	$(72,099)	$(37,887)	$(1,397)

Loss from continuing operations	$(24,133)	$(82,000)	$(107,945)	$(590,750)	$(159,460)	$(58,395)	$(26,296)

Loss from continuing operations per diluted common share	$(0.40)	$(1.14)	$(1.29)	$(5.00)	$(1.24)	$(0.45)	$(0.20)

Other Financial Data:
Ratio of earnings to fixed charges (4)	—	—	—	—	—	—	—

	As of December 31,					As of March 31, 2004
	1999	2000	2001	2002(1)	2003
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$14,695	$15,136	$100,589	$61,985	$97,193	$144,328
Marketable securities	141,453	165,438	—	—	—	—
Property and equipment, net	88,188	203,900	248,240	476,941	411,518	388,119
Total assets	318,970	456,980	474,534	831,430	718,328	714,936
Long-term debt and redeemable preferred stock	266,080	305,533	339,368	767,220	797,587	796,019
Stockholders’ equity (deficit)	28,585	100,054	39,638	(70,238)	(229,767)	(239,200)

(1)	On March 8, 2002, US Unwired acquired 100% of the ownership interests of Georgia PCS for approximately $84.5 million and on April 1, 2002, US Unwired acquired 100% of the ownership interest in IWO for approximately $446.0 million. The Company’s operating results and financial position include the operating results and financial position of Georgia PCS since the date of acquisition, March 8, 2002 and the operating results and financial position of IWO from date of acquisition, April 1, 2002.

(2)	Other operating expenses in 2002 include an IWO asset abandonment charge of $12.1 million for the cell sites and the related property leases of these abandoned cell sites.
(3)	In 2002, the Company recognized a $402.5 million impairment of goodwill and intangible assets as a result of its impairment testing of IWO in compliance with SFAS No. 142 Goodwill and Other Intangible Assets and SFAS No. 144 Accounting for the Disposal of Long-Lived Assets. For a detailed discussion on this topic, refer to Note 3 Goodwill and Asset Impairment in our accompanying Consolidated Financial Statements.
(4)	For the periods presented, earnings were inadequate to cover fixed charges. “Earnings” represent the aggregate of (a) our loss before giving effect to income taxes and discontinued operations and (b) fixed charges. “Fixed charges” represent interest expense, the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest. The pro forma coverage deficiency gives effect to the 3(a)(9) exchanges that occurred in May and June 2004, the issuance of the 13 3/8% senior subordinated discount notes due 2009, and the issuance of the old notes in June 2004, as if they had occurred on January 1, 2003.

	Year ended December 31,					Three-month period ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Coverage deficiency (in thousands)	$(26,438)	$(83,005)	$(109,684)	$(591,153)	$(160,144)	$(58,530)	$(25,872)

	Pro forma Year ended December 31, 2003	Pro forma Three-month period ended March 31, 2004
Pro forma coverage deficiency (in thousands)	$(151,251)	$(23,023)

SELECTED FINANCIAL INFORMATION (EXCLUDING OPERATIONS OF IWO)

The following selected financial data is derived from the consolidated financial statements of US Unwired Inc. and subsidiaries excluding the operations of IWO. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in this report. In the following section, we present selected financial information that excludes the operations of IWO and has been reclassified as described in note (1) in the following section. In this presentation, we have not consolidated the operations of IWO, but rather have included it substantially on the equity method of accounting. We have included in Investments In and Advances to Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. You should note that our presentation of consolidated financial statements (and information derived from them) in which the operations of IWO are not fully consolidated, as described above, is not in accordance with generally accepted accounting principles, which require that we fully consolidate the operations of IWO.

This selected unaudited consolidated financial information includes all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of financial position and results of operations for the interim periods shown. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Consolidated)” included elsewhere herein and the consolidated financial statements of US Unwired and subsidiaries and accompanying notes that are included in the Financial Statements section of this report that begins on page F-1.

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
	(In thousands except for other data)
Statement of Operations: (1)
Revenues	$230,220	$392,148	$372,868	$87,850	$99,717
Cost of services and merchandise sold	162,136	288,124	238,433	57,590	56,729
Other operating expenses	151,662	168,230	151,186	39,891	37,298

Operating loss	(83,578)	(64,206)	(16,751)	(9,631)	5,690

Equity in losses of unconsolidated subsidiaries	(2,760)	(482,148)	(92,649)	(36,947)	(18,310)

Loss from continuing operations	(107,945)	(590,750)	(159,491)	(58,395)	(26,296)

Net loss	$(97,611)	$(582,478)	$(156,985)	$(57,472)	$(9,662)

	As of December 31,			As of March 31, 2004
	2001	2002	2003
	(In thousands)
Balance Sheet Data: (1)
Cash and cash equivalents	$100,589	$26,977	$64,856	$108,085
Property and equipment, net	248,240	287,063	245,615	227,749
Total assets	474,534	471,179	441,163	457,891
Long-term debt	339,368	417,013	445,890	443,899
Stockholders’ equity (deficit)	39,638	(70,257)	(229,812)	(239,425)

(1)	On March 8, 2002, US Unwired acquired 100% of the ownership interests of Georgia PCS for approximately $84.5 million. The Company’s operating results and financial position include the operating results and financial position of Georgia PCS since March 8, 2002, the date of acquisition. In April 2002, US Unwired acquired 100% of the ownership interest of IWO Holdings, Inc. The financial information in this presentation reflects IWO as an equity investment and includes certain fees charged by US Unwired to IWO for corporate overhead services. This presentation is not in accordance with GAAP, as US Unwired must be consolidated with IWO in order to be in compliance with GAAP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

(CONSOLIDATED)

This discussion includes IWO on a consolidated basis. It should be read in conjunction with the consolidated financial statements that are included in this report.

Overview

Our company provides PCS services through three wholly owned subsidiaries: Louisiana Unwired, LLC (“LA Unwired”), IWO and Unwired Telecom Corp. (“Unwired Telecom”).

LA Unwired and its subsidiaries provide PCS services in portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. IWO provides PCS services in all or portions of Massachusetts, New Hampshire, New York, Pennsylvania and Vermont. Both are network partners or “affiliates” of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint® and Sprint PCS® brand names in our service areas, which are contiguous with Sprint PCS’ markets.

Unwired Telecom provided cellular service in portions of Southwest Louisiana. In February 2004, we consummated the sale of our cellular operations, which included certain cellular towers, for $21.5 million and recognized a gain of $16.2 million that has been recorded as a gain on the disposal of discontinued operations. The condensed consolidated financial statements below present the Company’s cellular operations as a discontinued operation. In March 2004, we sold 81 cellular and PCS towers for $9.8 million. Concurrent with the sale, we entered into operating leases for a portion of the antenna space on the sold towers from the buyer for an initial term of 10 years, renewable at our option for two additional ten-year terms. We recorded a deferred gain of approximately $1.8 million that will be recognized ratably over the initial 10-year term of the operating lease. Also during the three-month period ended March 31, 2004, we divested other non-core assets, including certain PCS licenses and a minority interest in an unconsolidated affiliate, for $10.3 million and recorded a loss of $0.5 million. We used $11.0 million of the $41.6 million in proceeds to partially repay our senior secured credit facility.

Basis of Presentation

Certain reclassifications have been made to our condensed consolidated statements of operations in the table below and in the audited consolidated financial statements as of December 31, 2003 and 2002 and for each of the fiscal years ended December 31, 2003, 2002 and 2001 as compared to previously reported consolidated financial information. The reclassifications were made in order to align the classification of certain expenses with other publicly traded Sprint PCS affiliates and other companies in the PCS telecom industry. These expenses primarily consist of Sprint PCS related fees for back office services, bad debt expense, handset upgrades and certain wages, benefits and taxes. For the years ended December 31, 2003, 2002 and 2001, this resulted in a decrease to General and administrative of $99.1 million, $116.1 million and $30.6 million, respectively, offset by an increase to Cost of service of $95.3 million, $110.9 and $23.6, respectively, and an increase to Sales and marketing of $3.8 million, $5.1 million and $7.0 million, respectively.

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, activation fee revenues and related expense, determination of fair value of separate units for the application of EITF 00-21, revenue recognition of contract cancellation and late fees, inventory reserves, intangible assets and contingencies. We base our estimates on our historical experience, the historical experience of Sprint PCS and the historical experience of other Sprint PCS affiliates and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may vary from these estimates under different assumptions or conditions.

Critical Accounting Policies and Estimates

We believe the following critical accounting policies affect our significant judgments and estimates used in the preparation of our consolidated financial statements.

Reliance on Sprint PCS Processing

We rely on Sprint PCS for much of our financial reporting information including: revenues; commissions paid to national retailers; fees paid for customer care and billing; roaming revenue and roaming expense on the Sprint PCS and Sprint PCS affiliate network; and, the maintenance of accounts receivable, including cash collections and the write off of customer balances that are not collectible and the accuracy of our accounts receivable balance. Where uncertainty exists regarding revenues, we do not record these revenues until substantive information has been provided to ensure that such revenues have been earned. Based upon the timing of the information received from Sprint PCS, we make certain assumptions that the information is accurate and that it is consistent with historical trends. We also rely upon the evaluation of internal controls as performed by Sprint PCS’s external auditors that were performed in accordance with AICPA Statement on Auditing Standards (SAS) No. 70.

Bad Debt Expense

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of subscribers to make payments. If the financial conditions of our subscribers deteriorate, resulting in the subscribers’ inability to make payments, additional allowances will be required.

We estimate our allowance by examining the components of our revenue. We establish a general reserve of all accounts receivable that are estimated to be uncollectible. In addition, we do not recognize 100% of our late fees or cancellation fees as revenue because of high uncertainty of the collectibility of these amounts. Reserves for these amounts are recorded to our allowance for doubtful accounts. Our evaluation of the adequacy of these amounts includes our own historical experience and discussions with Sprint PCS and other Sprint PCS affiliates.

Revenue Recognition

We recognize only a portion of contract cancellation fees billed to subscribers that disconnect service prior to fulfilling the contractual length of service, as there is significant uncertainty that all contract cancellation fees that are billed will be collected. We have very limited information at a detail level sufficient to perform our own evaluation and rely on Sprint PCS historical trending to make our estimates. If the collections on contract cancellation fees are less than that recognized, additional allowances may be required.

We recognize only a portion of late fees billed to subscribers that fail to pay their bills within the required payment period, as there is no assurance that all late fees that are billed will be collected. We have very limited information at a detail level sufficient to perform our own evaluation and rely on Sprint PCS historical trending to make our estimates. If the collections on late fees are less than that recognized, additional allowances may be required.

For sales channels other than our retail outlets, we defer revenues collected for activation fees over the estimated life of the subscriber relationship, which we believe to be up to 32 months, based upon our historical trends of average customer lives and discussions with Sprint PCS. For these same sales channels, we also defer an activation expense in an amount equal to the activation fee revenue and amortize this expense in an amount equal to the activation fee revenue over the life of the subscriber relationship. If the estimated life of the subscriber relationship increases or decreases, the amounts of deferred revenue and deferred expense will be adjusted over the revised estimated life of the subscriber relationship. For our retail sales channels, the sale of handsets and future service under contract are accounted for as separate units under EITF 00-21. As a result, the total consideration under these arrangements, including any related activation fees, is allocated between these separate units based upon their relative fair values. The determination of fair values for these separate units can vary depending upon market conditions.

Inventory Reserves

We review our inventory semi-annually and write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be necessary.

Accrued Commissions

We accrue commissions and other costs related to national retailers based upon their sales to new subscribers. The national retailers receive both a commission and, because the handset is typically sold below cost, a reimbursement for the difference between the sales price and the cost. We base our accruals on information provided by Sprint PCS on subscriber additions and recognize that there are typically timing differences between the point of subscriber activation and the time that we are invoiced for commissions by Sprint PCS. We periodically and annually evaluate the adequacy of our accruals through analysis of historical information and discussions with Sprint PCS. Depending on the level of sales and other factors, our estimates of the amounts accrued for commissions and other costs owed to such retailers may require modification of our previous estimates.

Goodwill and Intangible Assets Impairment Analysis

We perform impairment tests of goodwill and indefinite lived assets as required by Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. The impairment analysis requires numerous subjective assumptions and estimates to determine fair value of the respective reporting units as required by FAS No. 142. Depending on level of sales, our liquidity and other factors, we may be required to recognize impairment charges in the future.

Results of Operations

The table below sets forth certain condensed financial information for US Unwired that has been derived from our audited financial statements for the years ended December 31, 2001, 2002 and 2003 included in this report and our unaudited financial statements for the three-month periods ended March 31, 2003 and 2004 included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
	(Audited)			(Unaudited)
	(In thousands)
Revenues:
Subscriber	$128,872	$315,256	$381,558	$91,348	$101,781
Roaming	80,724	175,929	128,553	26,607	31,083
Merchandise sales	15,674	17,915	23,224	6,186	8,324
Other revenue	4,950	2,464	2,416	589	423

Total revenues	230,220	511,564	535,751	124,730	141,611
Expenses:
Cost of service	132,622	345,623	306,223	77,281	68,762
Merchandise cost of sales	29,514	36,106	46,367	9,185	14,285
General and administrative	20,251	25,403	31,378	7,260	7,927
Sales and marketing	74,281	108,575	90,211	25,844	22,589
Non-cash stock compensation	4,567	4,349	2,404	986	45
Depreciation and amortization	52,563	108,539	119,188	29,658	29,400
IWO impairment expense	—	402,521	—	—	—
IWO asset abandonment charge	—	—	12,079	12,403	—

Total operating expenses	313,798	1,031,116	607,850	162,617	143,008

Operating income (loss)	(83,578)	(519,552)	(72,099)	(37,887)	(1,397)
Other expense, net	(23,475)	(71,328)	(90,803)	(20,688)	(25,015)
Equity in losses of unconsolidated subsidiaries	(2,760)	(651)	2,911	180	116

Loss before income tax benefit	(109,813)	(591,531)	(159,991)	(58,395)	(26,296)
Income tax benefit	(1,868)	(781)	(531)	—	—

Net loss from continuing operations	(107,945)	(590,750)	(159,460)	(58,395)	(26,296)
Income from discontinued operations, net	10,334	8,272	2,506	923	16,634

Net loss	$(97,611)	$(582,478)	$(156,954)	$(57,472)	$(9,662)

PCS Performance Measurements and Metrics

The wireless telecommunications industry uses terms such as subscriber additions, average revenue per user, churn and cost per gross addition as performance measurements or metrics. None of these terms are measures of financial performance under GAAP. Our use of these terms may differ from similar terms used by other wireless telecommunications companies.

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
Subscribers:
Gross Additions	233,966	337,391	316,100	93,118	101,702
Net Additions	151,030	73,799	59,246	25,623	37,787
Total Customers	277,036	561,162	617,813	584,190	651,347
Churn	3.3%	4.2%	3.4%	3.7%	3.1%

Reseller subscribers	—	—	88,219	22,812	116,786

Average Revenue Per User, Monthly:
Including Roaming	$86.58	$85.17	$72.11	$68.81	$70.03
Without Roaming	$53.23	$54.67	$53.94	$53.29	$53.64

Cost per Gross Add	$347	$361	$347	$309	$281

Average Monthly MOUs Per Subscriber:
Home	349	462	567	516	583
Roaming Off Our Network	86	136	179	158	213

System MOUs (Millions):
Subscriber	846	2,664	4,012	885	1,106
Roaming	365	1,094	1,771	352	570

Licensed POPs (Millions)	9.9	17.6	17.6	17.6	17.6

Covered POPs (Millions)	6.8	12.6	12.8	12.7	12.8

Towers	872	1,796	1,878	1,831	1,894

Subscribers

We refer to our customers as “subscribers”. Gross additions refer to the total number of new subscribers added during the period. “Net subscribers” refers to the total number of new subscriber additions during the period reduced by any subscribers who have cancelled or terminated their service with us during this same period. We report our subscriber base using information from our own systems and from Sprint PCS. Periodically we record adjustments to our subscriber count based on audits conducted by Sprint PCS or us.

The number of gross additions increased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 primarily in our pre-pay area as a result of our continuing marketing efforts to redirect customers with challenged credit standing to our pay in advance service. We typically add more pre-pay subscribers during the first three months of each year as compared to any other quarter during the year. The number of net additions increased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 primarily as a result of an increase in gross additions and an improvement in subscriber churn, as discussed below.

The number of gross additions decreased for 2003 as compared to 2002 primarily as a result of our marketing efforts to target customers of good credit quality and the re-institution and increase of deposits for certain credit challenged subscribers. The number of net additions decreased for 2003 as compared to 2002 primarily as a result of a reduction in gross additions that was partially offset by an improvement in subscriber churn, as discussed below.

The number of gross additions increased for 2002 as compared to 2001 primarily as a result of marketing efforts to target subscribers in sub-prime credit categories. The number of net additions decreased for 2002 as compared to 2001 primarily as a result of higher churn rates, as described below, primarily related to sub-prime credit subscribers. Our ending subscriber count in 2002 also includes approximately 41,125 subscribers that joined us on March 8, 2002 as a result of our acquisition of Georgia PCS.

Churn

Churn is the monthly rate of customer turnover expressed as a percentage of our overall average customers for the reporting period. Customer turnover includes both customers who elected voluntarily to not continue using our service and customers who were involuntarily terminated from using our service because of non-payment. Churn is calculated by dividing the sum of (i) the number of customers who discontinue service; (ii) less those customers discontinuing their service within 30 days of their original activation date; (iii) adding back those customers who reactivate their service, by our overall average customers for the reporting period; and, (iv) dividing by the number of months in the period.

Churn decreased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 and for 2003 as compared to 2002 and was primarily as a result of our marketing efforts to retain subscribers in good credit standing. Our churn rate increased in 2002 as compared to 2001 primarily as a result of increased competition and adding a higher number of credit challenged subscribers in 2002 that were involuntarily terminated from using our service because of non-payment.

Subscriber and Roaming Revenue

Subscriber revenue consists primarily of a basic service plan (where the customer purchases a pre-allotted number of minutes for voice and/or data transmission); airtime (which consists of billings for minutes that either exceed or are not covered by the basic service plan); long distance; and charges associated with travel outside our service area.

Roaming revenue consists primarily of Sprint PCS travel revenue and foreign roaming revenue. Sprint PCS travel revenue is generated on a per minute basis when a Sprint PCS subscriber outside of our markets uses our service when traveling through our markets. Sprint PCS travel expense is generated on a per minute basis when our subscribers travel outside our market area and use the Sprint PCS network. Historically, our Sprint PCS travel revenue exceeds our Sprint PCS travel expense. Foreign roaming revenue is generated when a non-Sprint PCS customer uses our service when traveling through our markets. We also recognize revenues generated through our reseller agreement, as discussed below, as foreign roaming revenue.

Effective January 1, 2003, Sprint PCS reduced the reciprocal travel rate for Louisiana Unwired from $0.20 per minute in 2002 to $0.058 per minute in 2003 and for Texas Unwired and Georgia PCS Management Inc. (“Georgia PCS”), both subsidiaries of LA Unwired, and IWO from $0.10 per minute in 2002 to $0.058 per minute in 2003. For 2003, the reduction in the travel rate has resulted in a decrease to our revenues of approximately $133.4 million, a reduction to our expenses of approximately $107.4 million and a reduction to our cash flow of approximately $26.0 million.

Effective January 1, 2004, Sprint PCS further reduced the reciprocal travel rate to $0.041 per minute in 2004. For the three-month period ended March 31, 2004, this reduction in the travel rate has resulted in a $8.3 million decrease to our revenues, a $7.7 million decrease to our expenses and a reduction to our cash flow of $0.6 million.

Average Revenue per User

Average revenue per user (“ARPU”) is the average monthly service revenue per subscriber and is calculated by dividing total subscriber revenue for the period by the average number of subscribers during the period. We present ARPU both excluding and including roaming revenue.

The increase in ARPU excluding roaming for the three-month period ended March 31, 2004 compared to the three-month period ended March 31, 2003 was primarily related to an increase in data usage offset by a decrease in revenues related to minutes over plan. The increase in ARPU including roaming for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 was primarily as a result of an increase in data usage by our subscribers and a volume increase in voice and data roaming by Sprint and reseller subscribers using our network that was partially offset by a decrease in revenues related to minutes over plan and a decrease in the reciprocal travel rate as discussed above.

The decrease in ARPU excluding roaming for 2003 as compared to 2002 was primarily as a result of more competitive plans that offer more generous allotment of minutes partially offset by an increase in data revenues. The decrease in ARPU including roaming for 2003 as compared to 2002 was primarily as a result of the reduction in the reciprocal travel rate as discussed above.

ARPU excluding roaming increased in 2002 as compared to 2001 primarily as a result of data usage. ARPU including roaming decreased primarily as a result of a lower average travel rate as a result of our IWO acquisition.

Reseller Subscribers

We began participating in a reseller program in our service area in 2002 through Sprint PCS as part of the partnership between Sprint PCS and Virgin Mobile USA, LLC (“Virgin”). The agreement allows Virgin to sell prepaid wireless services and pay us for use of our network on a per minute basis. The number of reseller subscribers increased for all periods primarily as a result of higher market penetration.

Cost per Gross Addition

Cost per gross addition (“CPGA”) summarizes the average cost to acquire new customers during the reporting period. CPGA is computed by adding selling and marketing expenses and cost of equipment and reducing the amount by the revenue from handset and accessory sales. The net amount is divided by the number of total new subscribers added for the period.

The decrease in CPGA for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 and for 2003 as compared to 2002 was primarily as a result of an overall decrease in selling and marketing expenses as explained below. The increase in CPGA for 2002 as compared to 2001 was directly related to an increase in advertising.

Average Monthly Minutes of Use per Subscriber

We calculate average monthly minutes of use (“MOUs”) per subscriber to provide us with an indication of the effectiveness of our basic service plans. We calculate average monthly MOUs per subscriber by dividing total subscriber minutes with and without roaming by the average number of our subscribers. Our average subscriber MOUs with and without roaming are increasing primarily as a result of more generous allotments of minutes in our basic service plans.

System Minutes of Use

System MOUs provide an indication of total network (“system”) usage. We track and evaluate system usage for our subscribers as well as subscribers of Sprint PCS, Sprint PCS affiliates and non-Sprint PCS providers using our system in order to assess network capacity. Our overall system minutes are increasing primarily as a result of increases in subscribers and increases in minutes allotted to subscriber plans.

Resident Population/ Service Area

Our service area comprises a population (“Licensed POPs”) of approximately 17.6 million residents. When we use the term “Covered POPs”, we refer to that portion of residents in our service area that have service available as a result of our network build out. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. The increase in Covered POPs is the result of additional cell site towers (“towers”) that either we have constructed and own or where we have leased space on cell site towers owned by others.

Three-Month Period Ended March 31, 2004 Compared to the Three-Month Period Ended March 31, 2003

Revenues

	Three-month period ended March 31,
	2003	2004
	(In thousands)
Subscriber revenues	$91,348	$101,781
Roaming revenues	26,607	31,083
Merchandise sales	6,186	8,324
Other revenues	589	423

Total revenues	$124,730	$141,611

Subscriber revenues

Total subscriber revenues were $101.8 million for the three-month period ended March 31, 2004 as compared to $91.3 million for the three-month period ended March 31, 2003, representing an increase of $10.5 million and was primarily as a result of an increase in subscribers as discussed in Subscriber Additions above.

Roaming revenues

Roaming revenues were $31.1 million for the three-month period ended March 31, 2004 as compared to $26.6 million for the three-month period ended March 31, 2003, representing an increase of $4.5 million and was primarily as a result of an increase of $9.3 million related to a higher volume of PCS subscribers traveling through our service area, an increase of $1.9 million related to data travel and an increase of $1.5 million related to other network usage including resellers offset by a decrease of $8.3 million related to our decrease in the reciprocal roaming rate as discussed in Subscriber and Roaming Revenue above. We provided service in 68 PCS markets at March 31, 2004 and March 31, 2003. We continue to add cell sites in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were $8.3 million for the three-month period ended March 31, 2004 as compared to $6.2 million for the three-month period ended March 31, 2003, representing an increase of $2.1 million. The increase is primarily as a result of an increase in sales to new subscribers, no longer discounting handset sales to local agents and our July 1, 2003 adoption of EITF 00-21 as discussed in Note 1 above. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

Operating Expenses

	Three-month period ended March 31,
	2003	2004
	(In thousands)
Cost of service	$77,281	$68,762
Merchandise cost of sales	9,185	14,285
General and administrative	7,260	7,927
Sales and marketing	25,844	22,589
Non-cash stock compensation	986	45
Depreciation and amortization	29,658	29,400
IWO asset abandonment charge	12,403	—

Total operating expenses	$162,617	$143,008

Cost of service

Cost of service was $68.8 million for the three-month period ended March 31, 2004 as compared to $77.3 million for the three-month period ended March 31, 2003, representing a decrease of $8.5 million. Decreases primarily related to a $4.5 million reduction in bad debt expense that included a $1.3 million Sprint PCS settlement related to accounts previously written off, a $5.5 million true-up of 2003 Sprint PCS service bureau fees, an overall reduction in certain Sprint PCS service bureau fees of $.8 million and $.9 million related to circuit and usage rate reductions. This was offset by increases primarily related to $1.3 million in higher data travel volume, $1.3 million in our Sprint PCS franchise fee as a result of our increased revenues and a $.6 million Sprint PCS settlement for certain feature expenses.

Merchandise cost of sales

Merchandise cost of sales was $14.3 million for the three-month period ended March 31, 2004 as compared to $9.2 million for the three-month period ended March 31, 2003, representing an increase of $5.1 million that was primarily as a result of the increase in sales to new subscribers and our adoption of EITF 00-21 as discussed above. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $7.9 million for the three-month period ended March 31, 2004 as compared to $7.3 million for the three-month period ended March 31, 2003, representing an increase of $.6 million that was primarily as a result of a $.5 million increase in outside legal fees related to our Sprint PCS lawsuit and IWO related restructuring expense.

Sales and marketing expenses

Sales and marketing expenses were $22.6 million for the three-month period ended March 31, 2004 as compared to $25.8 million for the three-month period ended March 31, 2003, representing a decrease of $3.2 million that was primarily as a result of a decrease in advertising of $2.2 million and a decrease in wages, taxes and benefits of $2.0 million related to store closings and other initiatives offset by an increase in independent agent commissions related to new customer additions of $1.0 million.

Non-cash stock compensation

Non-cash compensation was $45,000 for the three-month period ended March 31, 2004 as compared to $1.0 million for the three-month period ended March 31, 2003, representing a decrease of approximately $950,000.

The non-cash stock compensation consists of compensation expense related to the granting of certain stock options for the Company’s stock in July 1999 and January 2000 with exercise prices less than the market value of the Company’s stock at the date of the grant and the impact of the stock options granted in connection with the IWO acquisition. The non-cash stock compensation expense is generally being amortized over a four-year period representing the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was comparable at $29.4 million for the three-month period ended March 31, 2004 million as compared to $29.7 million for the three-month period ended March 31, 2003.

Asset Abandonment Charge

In the three-month period ended March 31, 2003, we recorded a $12.4 million write off of IWO construction in progress and related lease expense due to abandoned cell site construction at IWO.

Other Income/(Expense)

	Three-month period ended March 31,
	2003	2004
	( In thousands)
Interest expense	$(21,313)	$(24,836)
Interest income	623	316
(Loss) gain on sale of assets	2	(495)

Total other expense	$(20,688)	$(25,015)

Interest expense was $24.8 million for the three-month period ended March 31, 2004 as compared to $21.3 million for the three-month period ended March 31, 2003, representing an increase of $3.5 million and is primarily the result of interest expense related to our IWO senior bank credit facility. All loans under the IWO senior bank credit facility, effective with the date of the default as discussed in Note 5 above, bear interest at a rate of 4.25-4.75 percent above the agent bank’s prime rate.

Interest income was $.3 million for the three-month period ended March 31, 2004 as compared to $.6 million for the three-month period ended March 31, 2003, representing a decrease of $.3 million. The decrease was primarily as a result of less cash and cash equivalents available for investment.

As discussed above, during the three-month period ended March 31, 2004, we sold various non-core assets including PCS licenses, towers, a minority interest in an unconsolidated affiliate and vehicles for approximately $19.9 million and recognized a $.5 million loss on these transactions in the current period and, as discussed above, a deferred gain of $1.8 million.

Discontinued operations

Our discontinued operations reflect the operating results of our cellular properties. As discussed above, during the three-month period ended March 31, 2004, we sold our cellular operations including cell site towers and cellular licenses for approximately $21.5 million and recognized a $16.2 million gain.

2003 Compared to 2002

Revenues

	Year ended December 31,
	2002	2003
	(In thousands)
Subscriber revenues	$315,256	$381,558
Roaming revenues	175,929	128,553
Merchandise sales	17,915	23,224
Other revenues	2,464	2,416

Total revenues	$511,564	$535,751

Subscriber revenues

Total subscriber revenues were $381.6 million for 2003 as compared to $315.3 million for 2002, representing an increase of $66.3 million and was primarily the result of an increase in subscribers as discussed above and our IWO acquisition.

Roaming revenues

Roaming revenues were $128.6 million for 2003 as compared to $175.9 million for 2002, representing a decrease of $47.3 million and was primarily as a result of our April 1, 2002 acquisition of IWO that added $7.1 million in roaming revenue, an increase of $67.6 million related to a higher volume of PCS subscribers traveling through our service area, an increase of $11.4 million related to non-Sprint PCS subscribers traveling through our service area including $1.7 million generated by Virgin usage offset by a decrease of $133.4 million related to our decrease in the reciprocal roaming rate as discussed in Subscriber and Roaming Revenue above. We provided service in 68 PCS markets at December 31, 2003 and December 31, 2002. We continue to add cell sites in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were $23.2 million for 2003 as compared to $17.9 million for 2002, representing an increase of $5.3 million and related to subscriber additions. The increase is primarily as a result of our IWO acquisition, no longer discounting handset sales to local agents and our July 1, 2003 adoption of EITF 00-21 as discussed in Revenue Recognition above. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace. We face significant competition in our marketplace and typically sell handsets below cost to new subscribers in order to remain competitive in the market place through steep discounts and instant rebates.

Other revenues

Other revenues were $2.4 million for 2003 as compared to $2.5 million for 2002, representing a decrease of $0.1 million and was primarily attributable to a decrease in access fee revenues.

Operating Expenses

	Years ended December 31,
	2002	2003
	(In thousands)
Cost of service	$345,623	$306,223
Merchandise cost of sales	36,106	46,367
General and administrative	25,403	31,378
Sales and marketing	108,575	90,211
Non-cash stock compensation	4,349	2,404
Depreciation and amortization	108,539	119,188
IWO asset abandonment charge	—	12,079
Impairment of goodwill	214,191	—
Impairment of intangible assets	188,330	—

Total operating expenses	$1,031,116	$607,850

Cost of service

Cost of service was $306.2 million for 2003 as compared to $345.6 million for 2002, representing a decrease of $39.4 million that was primarily the result of a $46.4 million decrease in roaming expense and a $19.4 million decrease in bad debt expense primarily as a result of a reduction in credit challenged subscribers offset by our April 1, 2002 acquisition of IWO that added $26.5 million in cost of service. The overall decrease in roaming expense was primarily as a result of an increase of $61.8 million related to a higher volume of our subscribers traveling through other Sprint PCS service area offset by a decrease of $107.4 million related to our decrease in the roaming revenue rate as discussed in Subscriber and Roaming Revenue above and a decrease of $0.8 million related to our subscribers using non-Sprint PCS service area and Sprint PCS affiliate service area.

Merchandise cost of sales

Merchandise cost of sales was $46.4 million for 2003 as compared to $36.1 million for 2002, representing an increase of $10.3 million that was primarily the result of our April 1, 2002 acquisition of IWO that added $4.5 million and $7.8 million that related to a combination of non-discounted sales to independent agents and adoption of EITF 00-21 offset by lower sales and higher discounts in our retail sales channels. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $31.4 million for 2003 as compared to $25.4 million for 2002, representing an increase of $6.0 million that was primarily as a result of our April 1, 2002 acquisition of IWO that added $1.9 million of general and administrative expense, a one-time charge of $3.5 million in professional fees related to an unsuccessful debt exchange offer, $2.8 million related to the IWO restructuring and $1.5 million related to the Sprint PCS lawsuit and other legal matters offset by a $2.4 million decrease in wages, taxes, benefits and other general and administrative cost that we believe resulted from reductions associated with our integration efforts and other cost saving initiatives and a $1.3 million refund on Universal Service Fees.

Sales and marketing expenses

Sales and marketing expenses were $90.2 million for 2003 as compared to $108.6 million for 2002, representing a decrease of $18.4 million that was primarily as a result of our April 1, 2002 acquisition of IWO that added $8.9 million of selling and marketing expense offset by decreases in advertising of $11.9 million, agent commissions and handset subsidies of $12.2 million and decreases in other sales and marketing expenses of $3.2 million.

Non-cash stock compensation

Non-cash compensation was $2.4 million for 2003 as compared to $4.3 million for 2002, representing a decrease of $1.9 million that is primarily the result of a portion of our outstanding options being fully amortized in 2003. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options for the Company’s stock in July 1999 and January 2000 with exercise prices less than the market value of the Company’s stock at the date of the grant and the impact of the stock options granted in connection with the IWO acquisition. The non-cash stock compensation expense is generally being amortized over a four-year period representing the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was $119.2 million for 2003 as compared to $108.5 million for 2002, representing an increase of $10.7 million that was primarily as a result of our April 1, 2002 acquisition of IWO that added $5.9 million of depreciation and $7.5 million of amortization expense related to the Sprint management agreement and subscriber base and a $10.0 million increase in depreciation expense offset by a reduction of $7.3 million in amortization expense related to the IWO impairment. Property and equipment increased to $645.7 million at December 31, 2003 from $630.7 million at December 31, 2002, and intangible assets were unchanged at $117.1 million at December 31, 2003 and December 31, 2002 following a fourth quarter 2002 asset impairment charge of $188.3 million as discussed below.

Impairment of Goodwill and Intangible Assets

In 2002, we recorded impairment charges totaling $402.5 million for the impairment of goodwill and an intangible asset that resulted from the acquisition of IWO. See our comparison of 2002 to 2001 below for a detailed discussion on this topic.

Other Income/(Expense)

	Year Ended December 31,
	2002	2003
	(In thousands)
Interest expense	$(74,197)	$(92,455)
Interest income	2,866	1,640
Gain on the sale of assets/markets	3	12

Total other expense	$(71,328)	$(90,803)

Interest expense was $92.5 million for 2003 as compared to $74.2 million for 2002, representing an increase of $18.3 million. The increase in interest expense was primarily as a result of our increase in outstanding debt. Our outstanding debt, including current maturities, was $797.6 million at December 31, 2003 as compared to $767.2 million at December 31, 2002. All loans under the IWO senior bank credit facility, effective with the date of the default bear interest at a rate of 4.25-4.75 percent above the agent bank’s prime rate.

Interest income was $1.6 million for 2003 as compared to $2.9 million for 2002, representing a decrease of $1.3 million. The decrease was primarily due to less cash and cash equivalents available for investment.

2002 Compared to 2001

Revenues

	Year Ended December 31,
	2001	2002
	(In thousands)
Subscriber revenues	$128,872	$315,256
Roaming revenues	80,724	175,929
Merchandise sales	15,674	17,915
Other revenues	4,950	2,464

Total revenues	$230,220	$511,564

Subscriber revenues

Total subscriber revenues were $315.3 million for 2002 as compared to $128.9 million for 2001, representing an increase of $186.4 million and was primarily the result of an increase in subscribers as discussed in Subscriber Additions above.

Roaming revenues

Roaming revenues were $175.9 million for 2002 as compared to $80.7 million for 2001, representing an increase of $95.2 million and was primarily the result of a higher volume of Sprint PCS® subscribers traveling through our markets and the expansion of our network coverage due to market build out. Additionally, our April 1, 2002 acquisition of IWO added $39.0 million of roaming revenue in 2002. We provided service in 68 PCS markets at December 31, 2002 (including 26 markets added as a result of the IWO and Georgia PCS acquisitions) as compared to 41 PCS markets at December 31, 2001.

Merchandise sales

Merchandise sales were $17.9 million for 2002 as compared to $15.7 million for 2001, representing an increase of $2.2 million and related to subscriber additions. The number of new subscribers purchasing handsets increased by approximately 45% in 2002 when compared to 2001 and a significant portion of this was the result of our IWO acquisition. However, our revenues only increased 14% in 2002. Due to increased competition, our average handset selling price decreased 25% in 2002 when compared to 2001. We face significant competition in our marketplace and typically sell handsets below cost to new subscribers in order to remain competitive in the market place through steep discounts and instant rebates.

Other revenues

Other revenues were $2.5 million for 2002 as compared to $5.0 million for 2001, representing a decrease of $2.5 million and was primarily attributable to a decrease in management services provided to related companies and a decrease in access fee revenues.

Operating Expenses

	Years Ended December 31,
	2001	2002
	(In thousands)
Cost of service	$132,622	$345,623
Merchandise cost of sales	29,514	36,106
General and administrative	20,251	25,403
Sales and marketing	74,281	108,575
Non-cash stock compensation	4,567	4,349
Depreciation and amortization	52,563	108,539
Impairment of goodwill	—	214,191
Impairment of intangible assets	—	188,330

Total operating expenses	$313,798	$1,031,116

Cost of service

Cost of service was $345.6 million for 2002 as compared to $132.6 million for 2001, representing an increase of $213.0 million that was primarily as a result of our April 1, 2002 acquisition of IWO that added $86.4 million; a $57.8 million increase in travel and roaming expense related to higher network usage; a $20.7 million increase in Sprint PCS service bureau fees related to rate changes and volumes; a $15.7 million increase in bad debt expense primarily a result of sub-prime subscriber write-offs; a $9.5 million increase in both circuit and usage expense and handset upgrades that was included in merchandise cost of sales in 2001; a $6.3 million increase in our Sprint franchise fee that was primarily volume related; $5.5 million in cell site leases that was primarily volume related; and, a $1.5 million increase in property taxes that was primarily volume related.

Merchandise cost of sales

Merchandise cost of sales was $36.1 million for 2002 as compared to $29.5 million for 2001, representing an increase of $6.6 million. Of this amount, our April 1, 2002 acquisition of IWO added $8.5 million of merchandise cost of sales. A portion of our 2001 merchandise cost of sales related to a selective group of existing subscribers that returned handsets and were provided new models at no charge. In 2002, we identified these transactions, which amounted to $9.5 million, and recognized the related cost in General and Administrative expenses as we view these transactions as a customer retention expense due to our highly competitive market. We are unable to quantify this cost for 2001, as they were not identified when the transaction occurred. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace. This subsidy continues to increase to remain competitive.

General and administrative expenses

General and administrative expenses were $25.4 million for 2002 as compared to $20.3 million for 2001, representing an increase of $5.1 million that was primarily related to our April 1, 2002 acquisition of IWO that added $4.4 million of general and administrative expense in 2002.

Sales and marketing expenses

Sales and marketing expenses were $108.6 million for 2002 as compared to $74.3 million for 2001, representing an increase of $34.3 million. This increase was primarily related to our April 1, 2002 acquisition of IWO, which added $29.9 million of selling and marketing expense and a $5.9 million increase in advertising expenses offset by a $1.2 million decrease in agent commissions and by other sales and marketing expenses of $0.4 million.

Non-cash stock compensation

Non-cash compensation was $4.3 million for 2002 as compared to $4.6 million for 2001, representing a decrease of $0.3 million and is considered comparable. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options for the Company’s stock in July 1999 and January 2000 with exercise prices less than the market value of the Company’s stock at the date of the grant and the impact of the stock options granted in connection with the IWO acquisition. The non-cash stock compensation expense is generally being amortized over a four-year period representing the vesting periods of the options. Non-cash compensation includes $70,700 related to technical salaries in cost of services, $461,600 related to salaries in sales and marketing and $4.1 million related to salaries in general and administrative.

Depreciation and amortization expense

Depreciation and amortization expense was $108.5 million for 2002 as compared to $52.6 million for 2001, representing an increase of $55.9 million. Property and equipment increased to $630.7 million at December 31, 2002, which includes $205.5 million from our April 1, 2002 acquisition of IWO, from $189.9 million at December 31, 2001. Additionally, our April 1, 2002 acquisition of IWO added $15.7 million of additional depreciation expense, and $28.7 million of additional amortization expense as a result of the purchase price allocation to the Sprint management agreement and subscriber base intangible assets. The remaining increase in depreciation was the result of capital asset additions in 2001 and 2002.

Impairment of Goodwill and Intangible Assets

As a result of the purchase accounting related to our acquisitions of IWO and Georgia PCS, we recorded the following intangible assets:

	Georgia PCS	IWO	Total
	(In thousands)
Acquired customer base	$12,300	$57,500	$69,800
Sprint management agreement	15,500	215,000	230,500
Goodwill	25,389	214,191	239,580

Due to the indicators of impairment as discussed above, during the fourth quarter of 2002, we engaged a nationally recognized valuation firm to assist us in performing a fair value assessment of goodwill and other long-lived assets of US Unwired and IWO. Based on the results of these impairment analyses, we recorded impairment charges totaling $402.5 million for the impairment of goodwill and an intangible asset that resulted from the acquisition of IWO.

We determined that US Unwired and IWO are to be considered separate reporting units under SFAS No. 142, as each constitutes a separate business for which discrete financial information is available and management regularly reviews the operating results of each of these businesses. This determination is further supported as each has separate senior subordinated discount notes (US Unwired) or senior notes (IWO). IWO also has a senior bank credit facility. US Unwired and IWO entered into these prior to the acquisition. Under the terms of these debt instruments, funds available under the US Unwired debt can only be used by US Unwired, and funds available under the IWO debt can only be used by IWO. US Unwired is not obligated for the payment of IWO’s debt, and IWO is not obligated for the payment of US Unwired’s debt.

The results of these impairment valuations indicated that both goodwill and a significant portion of IWO’s intangible assets were impaired and that there was no impairment of goodwill for US Unwired. As a result, we recorded a goodwill impairment of approximately $214.2 million and an impairment of the IWO Sprint PCS Management Agreement intangible asset of $188.3 million during the quarter ended December 31, 2002. The IWO Sprint PCS Management Agreement was originally assigned a value of $215.0 million and was being amortized using the straight-line method over 218 months. The valuation analysis determined that carrying amount of the IWO subscriber base was not impaired.

Other Income/(Expense)

	Year Ended December 31,
	2001	2002
	(In thousands)
Interest expense	$(39,353)	$(74,197)
Interest income	6,609	2,866
Gain on the sale of assets/markets	9,269	3

Total other expense	$(23,475)	$(71,328)

Interest expense was $74.2 million for 2002 as compared to $39.4 million for 2001, representing an increase of $34.8 million. The increase in interest expense resulted from the increase in outstanding debt. Our outstanding debt, including current maturities, was $767.2 million at December 31, 2002, which includes $350.2 million from our April 1, 2002 acquisition of IWO, as compared to $339.4 million at December 31, 2001.

Interest income was $2.9 million for 2002 as compared to $6.6 million for 2001, representing a decrease of $3.7 million. The decrease was primarily due to less cash and cash equivalents available for investment.

Gain on sale of assets was $3,000 for 2002 as compared to $9.3 million for 2001. The 2001 gain relates primarily to the sale and leaseback of 173 towers.

Equity in Losses of Affiliates

Equity in losses in affiliates was $.7 million for 2002 as compared to $2.8 million for 2001, representing a decrease of $2.1 million and relates to recognizable losses associated with additional contributions provided in connection with our 13.28% ownership of a PCS operator.

Liquidity Prior to the Offering of the Old Notes

Prior to the offering of the old notes, we had a senior bank credit facility and senior subordinated discount notes. IWO has a senior bank credit facility and senior notes. We and IWO entered into these prior to the acquisition of IWO. Under the terms of these debt instruments, funds available under the US Unwired debt can only be used by US Unwired, and funds available under the IWO debt can only be used by IWO. US Unwired is not obligated for the payment of IWO’s debt, and IWO is not obligated for the payment of US Unwired’s debt.

US Unwired Liquidity

As of March 31, 2004, we had $108.1 million in cash and cash equivalents; availability under the US Unwired senior bank credit facility of $38.3 million; and indebtedness that consisted of $62.4 million related to the US Unwired senior bank credit facility, $371.1 million related to the US Unwired senior subordinated discount notes and $10.4 million in capital leases, promissory notes and vendor financing for a total of $443.9 million. We were required to comply with certain financial covenants of our senior bank credit facility and our senior subordinated discount notes, and as of March 31, 2004, were in compliance with these financial covenants.

Effective May 7, 2004, we and our lenders amended our senior secured credit facility to permit us to issue common stock. As a part of this amendment, we agreed to a $6.2 million partial repayment of our senior secured credit facility and a permanent reduction to our revolving loan commitment from $40.0 million to $2.0 million.

We periodically review all charges from Sprint PCS and from time to time, we may dispute certain of these charges. As of March 31, 2004, we had disputed approximately $19.8 million of charges to US Unwired and $10.1 million of charges to IWO. Based upon the information provided to the Company by Sprint PCS to date, we believe the accompanying unaudited financial statements adequately reflect our obligation that may be due to Sprint PCS for these charges. However, should these disputes be settled in a manner unsatisfactory to us, our cash flow will be adversely impacted to the extent of the unfavorable disputes.

IWO Liquidity

We have been unable to develop a business plan for IWO that provides sufficient cash to fund operations, debt service and capital requirements in 2004. We have been in discussions with the IWO creditors to arrive at an acceptable restructuring to preserve liquidity but have been unable to arrive at an acceptable plan. We anticipate seeking bankruptcy protection for IWO in 2004.

As of March 31, 2004, IWO had $36.2 million in cash and cash equivalents and $8.2 million in restricted cash set aside for the IWO senior bank credit facility; and indebtedness that consisted of $213.2 million related to the IWO senior bank credit facility and $138.9 million related to the IWO senior notes for a total of $352.1 million. A portion of the original proceeds of the IWO senior notes offering was set aside as restricted cash and used to make the first six scheduled interest payments on the IWO senior notes through January 2004.

In March 2004, IWO failed to make the initial $2.3 million principal payment on the IWO senior credit facility and since March 2003, has failed to make $14.2 million in interest payments on the IWO senior bank credit facility. IWO was not in compliance with its restrictive covenants under the IWO senior bank credit facility at March 31, 2004. As a result of IWO’s failure to make scheduled principal and interest payments and the covenant violations, IWO was in default of the IWO senior bank credit facility at March 31, 2004 and the holders of the senior bank credit facility have denied IWO access to the remaining $25.2 million of availability. As a result, we have classified all outstanding indebtedness of both the IWO senior bank credit facility and the IWO senior notes as a current liability.

As a result of liquidity challenges, IWO has made the decision to reduce capital expenditures for network expansion. Included are cell sites that IWO is required to construct to meet the build out requirements under the IWO Sprint management agreement. Failure to complete the build out will place IWO in violation of the IWO Sprint management agreement. As a result, Sprint PCS could declare IWO in default and take action up to and including termination of the IWO Sprint management agreement. At March 31, 2004, IWO’s construction in progress included $5.6 million primarily related to cell sites that IWO plans to complete and management estimates that completion of these cell sites will require approximately $11.1 million in additional costs to complete construction and place these sites in operation. IWO anticipates that only a portion of these sites will be completed in 2004.

Due to restrictions in the US Unwired debt instruments, US Unwired cannot provide any capital or other financial support to IWO. Further, IWO creditors, IWO lenders and IWO note holders cannot place any liens or encumbrances on the assets of US Unwired. Should the holders of the IWO senior bank credit facility place IWO in default, US Unwired’s relationship with IWO may change and several alternatives exist ranging from working for the holders of the IWO senior bank credit facility and the holders of the IWO senior notes as a manager of the IWO territory, possibly subject to the approval by Sprint PCS, to no involvement with IWO at all.

Considering IWO’s default of the IWO loan agreements and its liquidity as discussed above, there is substantial doubt about IWO’s ability to continue as a going concern and our ability to sustain IWO operations through the end of 2004.

Cash Flows

Net cash provided by operating activities during the three-month period ended March 31, 2004 was $12.9 million. Net cash provided by investing activities during the three-month period ended March 31, 2004, was $48.0 million and included $11.2 million in proceeds of restricted cash that was set aside for repayment of the IWO senior notes, $41.6 million in proceeds from the sale of assets as discussed above and $500,000 in distributions from unconsolidated affiliates offset by $5.2 million for capital expenditures. Cash used in financing activities during the three-month period ended March 31, 2004 was $13.7 million and represented principal repayment of long-term debt, primarily our US Unwired senior bank credit facility.

Cash provided by operating activities was $60.6 million in 2003. This primarily consisted of our net loss of $157.0 million offset by a $34.7 million increase in working capital, $125.7 million in depreciation and amortization, a $12.1 million IWO asset abandonment charge and $45.1 million in debt discount accretion. Cash used in operations was $23.4 million for 2002 and cash used in operations was $22.8 million for 2001. Cash used in investing activities was $8.0 million for 2003. This primarily consisted of $30.5 million in purchases of property and equipment offset by $21.9 million in proceeds from the release of restricted cash and $0.6 million in miscellaneous other investing activities. Net cash used in investing activities was $97.3 million in 2002 and net cash provided by investing activities was $106.5 million in 2001. Cash flow used in financing activities was $17.4 million in 2003 and consisted of $14.7 million in principal payments on long-term debt and $2.7 million in debt issuance costs. Net cash provided by financing activities was $82.0 million in 2002 and $1.8 million in 2001.

Inflation

We believe that inflation has not impaired, and will not impair in the foreseeable future, our results of operations.

Liquidity After Giving Effect to the Offering of the Old Notes

US Unwired Liquidity

After giving effect to the offering of the old notes, we will be completely dependent on available cash on hand and operating cash flow to operate our business and fund our capital needs. As discussed above, we have made a $6.8 million partial repayment (including fees) of our senior secured credit facility. We used the net proceeds of the offering to repurchase $235.8 million face amount of our 13 3/8% senior subordinated discount notes and permanently repay the remaining outstanding balance under our senior secured credit facility. We are required pursuant to the indentures to use the balance of the net proceeds to repay or repurchase outstanding 13 3/8% senior subordinated discount notes due 2009 or the old notes or the new notes. We believe that the offering and the tender offer, together with the debt for equity exchanges described under “Recent Developments—3(a)(9) Exchanges”, have improved our capital structure and reduced the financial risk in our business by substantially reducing the required payments under our outstanding indebtedness. After giving effect to the 3(a)(9) exchanges described under “Recent Developments—3(a)(9) Exchanges”, a $6.8 million partial repayment (including fees) of our senior credit facility on May 7, 2004, the offering and the use of proceeds therefrom as if it had occurred on March 31, 2004, we would have had approximately $140.3 million of cash on hand at US Unwired including the remaining proceeds from the offering of the old notes which is required to be used to repay or repurchase certain 13 3/8% senior subordinated discount notes due 2009 or the old notes or the new notes. We believe our available cash and operating cash flow at US Unwired will be sufficient to operate our business and fund our capital needs in our southern markets for the next twelve months. However, our liquidity is dependent upon a number of factors influencing forecasts of earnings and operating cash flows. These factors include subscriber growth, ARPU, customer turnover or “churn” and CPGA. These performance metrics are explained above in the section called “PCS Performance Measurements and Metrics”.

IWO Liquidity

IWO’s liquidity was not affected by the offering of the old notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

(EXCLUDING OPERATIONS OF IWO)

This discussion does not include IWO on a consolidated basis. It should be read in conjunction with (i) “Certain US Unwired Consolidating Financial Information” included in Exhibit 99.2 to our current report on Form 8-K dated June 1, 2004; (ii) our consolidated financial information included in this report; and (iii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Consolidated)” that is included in this report. In this presentation, we have not consolidated the operations of IWO, but rather have included it substantially on the equity method of accounting. We have included in Investments In and Advances To Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. You should note that our presentation of consolidated financial statements (and information derived from them) in which the operations of IWO are not fully consolidated, as described above, is not in accordance with generally accepted accounting principles, which require that we fully consolidate the operations of IWO.

Overview

Our company provides PCS services through three wholly owned subsidiaries: LA Unwired, IWO and Unwired Telecom.

LA Unwired and its subsidiaries provide PCS services in portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. IWO provides PCS services in all or portions of Massachusetts, New Hampshire, New York, Pennsylvania and Vermont. Both are network partners or “affiliates” of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint® and Sprint PCS® brand names in our service areas, which are contiguous with Sprint PCS’ markets.

Unwired Telecom provided cellular service in portions of Southwest Louisiana. In February 2004, we consummated the sale of our cellular operations, which included certain cellular towers, for $21.5 million and recognized a gain of $16.2 million that has been recorded as a gain on the disposal of discontinued operations. Our unaudited financial statements included in our quarterly report on Form 10-Q for the quarter ended March 31, 2004 reflect our cellular operations as a discontinued operation. In March 2004, we sold 81 cellular and PCS towers for $9.8 million. Concurrent with the sale, we entered into operating leases for a portion of the antenna space on the sold towers from the buyer for an initial term of 10 years, renewable at our option for two additional ten-year terms. We recorded a deferred gain of approximately $1.8 million that will be recognized ratably over the initial 10-year term of the operating lease. Also during the three-month period ended March 31, 2004, we divested other non-core assets, including certain PCS licenses and a minority interest in an unconsolidated affiliate, for $10.3 million and recorded a loss of $0.5 million. We used $11.0 million of the $41.6 million in proceeds to partially repay our senior secured credit facility.

Our unaudited consolidated financial information reflects IWO as an equity investment and includes certain fees charged to IWO for corporate overhead services which is not in accordance with GAAP, as US Unwired is required to consolidated IWO. The periods presented are as of and for each of the three years ended December 31, 2003 and as of and for the three-month periods ended March 31, 2003 and 2004. Since the old notes are not and the new notes will not be obligations of IWO and the proceeds of the old notes can only be used by US Unwired, we believe this unaudited consolidated financial information for US Unwired, excluding the operations of IWO, as presented is relevant to investors in the old notes and the new notes. The following unaudited consolidated financial information is not meant to be and may not be indicative of US Unwired’s financial results as if it did not own IWO.

This discussion and analysis of our financial condition and results of operations is based upon unaudited consolidated financial information of US Unwired, excluding the operations of IWO. Other than with respect to the treatment of IWO, this financial information has been prepared in a manner consistent with our consolidated financial statements, which have been prepared in accordance with GAAP. In preparation of our unaudited consolidated financial information we have made estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, activation fee revenues and related expense, determination of fair value of separate units for the application of EITF 00-21, revenue recognition of contract cancellation and late fees, inventory reserves, intangible assets and contingencies. We base our estimates on our historical experience, the historical experience of Sprint PCS and the historical experience of other Sprint PCS affiliates and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may vary from these estimates under different assumptions or conditions.

Critical Accounting Policies and Estimates

We believe the following critical accounting policies affect our significant judgments and estimates used in the preparation of our consolidated financial statements. For a discussion of our critical accounting policies and estimates, you should refer to “Critical Accounting Policies and Estimates” beginning on page 8.

Results of Operations

The following tables set forth summary unaudited consolidated financial information for US Unwired, but without consolidating the operations of IWO. This summary financial information reflects IWO substantially on the equity method of accounting. We have included in Investments In and Advances to Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. This presentation is not in accordance with generally accepted accounting principles (“GAAP”), as US Unwired is required to consolidate the operations of IWO under GAAP. The periods presented are as of and for each of the three years ended December 31, 2003, and as of and for the three-month periods ended March 31, 2003 and 2004. Since the new notes will not be obligations of IWO and the proceeds of the offering of the old notes can only be used by US Unwired, we believe that this presentation, which does not consolidate the operations of IWO, is relevant to prospective investors. This presentation is not meant to be, and may not be indicative of, what US Unwired’s financial results would have been if it did not own IWO. This summary unaudited consolidated financial information includes all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of financial position and results of operations for the interim periods shown. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. For a more detailed presentation of the information included in this table, refer to “Certain US Unwired Consolidating Financial Information” included in Exhibit 99.2 to our current report on Form 8-K dated June 1, 2004.

Operating results of US Unwired (excluding IWO operations)

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
Revenues:
Subscriber	$128,872	$228,135	$252,830	$61,275	$68,810
Roaming	80,724	144,071	93,541	19,676	22,610
Merchandise sales	15,674	12,211	16,177	4,435	6,039
Other revenue	4,950	7,731	10,320	2,464	2,258

Total revenues	230,220	392,148	372,868	87,850	99,717
Expenses:
Cost of service	132,622	260,537	205,427	50,916	46,586
Merchandise cost of goods sold	29,514	27,587	33,006	6,674	10,143
General and administrative	20,251	21,008	25,628	5,322	6,601
Sales and marketing	74,281	78,647	58,601	17,299	15,216
Non-cash stock compensation	4,567	4,349	2,404	986	45
Depreciation and amortization	52,563	64,226	64,553	16,284	15,436

Total operating expense	313,798	456,354	389,619	97,481	94,027

Operating income (loss)	(83,578)	(64,206)	(16,751)	(9,631)	5,690
Other expense, net	(23,475)	(45,177)	(50,622)	(11,817)	(13,676)
Equity in losses of unconsolidated subsidiaries	(2,760)	(482,148)	(92,649)	(36,947)	(18,310)

Loss before income tax benefit	(109,813)	(591,531)	(160,022)	(58,395)	(26,296)
Income tax benefit	(1,868)	(781)	(531)	—	—

Net loss from continuing operations	(107,945)	(590,750)	(159,491)	(58,395)	(26,296)
Income from discontinued operations, net	10,334	8,272	2,506	923	16,634

Net loss	$(97,611)	$(582,478)	$(156,985)	$(57,472)	$(9,662)

PCS Performance Measurements and Metrics

The wireless telecommunications industry uses terms such as subscriber additions, average revenue per user, churn and cost per gross addition as performance measurements or metrics. None of these terms are measures of financial performance under GAAP. Our use of these terms may differ from similar terms used by other wireless telecommunications companies.

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
Subscribers:
Gross Additions	233,966	241,715	219,317	66,559	74,428
Net Additions	151,030	43,016	44,070	20,906	32,724
Total Customers	277,036	361,177	401,541	378,377	431,273
Churn	3.3%	4.4%	3.6%	3.9%	3.0%
Reseller subscribers	—	6,169	42,968	10,756	58,685
Average Revenue Per User, Monthly:
Including Roaming	$86.67	$90.79	$76.06	$73.34	$73.45
Without Roaming	$53.29	$55.64	$55.52	$55.51	$55.28
Cost per Gross Add	$374	$384	$338	$287	$258
Average Monthly MOUs Per Subscriber:
Home	349	481	620	563	635
Roaming Off Our Network	86	140	196	170	231
System MOUs (Millions):
Subscriber	846	1,973	2,822	621	790
Roaming	365	817	1,276	258	413
Licensed POPs (Millions)	9.9	11.3	11.3	11.3	11.3
Covered POPs (Millions)	6.8	8.0	8.1	8.0	8.1
Towers	872	1,167	1,197	1,180	1,201

Subscribers

We refer to our customers as “subscribers”. Gross additions refer to the total number of new subscribers added during the period. “Net subscribers” refers to the total number of new subscriber additions during the period reduced by any subscribers who have cancelled or terminated their service with us during this same period. We report our subscriber base using information from our own systems and from Sprint PCS. Periodically we record adjustments to our subscriber count based on audits conducted by Sprint PCS or us.

The number of gross additions increased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 primarily in our pre-pay area as a result of our continuing marketing efforts to redirect customers with challenged credit standing to our pay in advance service. We typically add more pre-pay subscribers during the first three months of each year as compared to any other quarter during the year. The number of net additions increased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 primarily as a result of an increase in gross additions and an improvement in subscriber churn, as discussed below.

The number of gross additions decreased for 2003 as compared to 2002 primarily as a result of our marketing efforts to target higher credit quality customers and the re-institution and increase of deposits for certain credit challenged subscribers. The number of net additions increased for 2003 as compared to 2002 primarily as a result of an improvement in subscriber churn, as discussed below. The number of gross additions increased for 2002 as compared to 2001 primarily as a result of marketing efforts to target subscribers in sub-prime credit categories. The number of net additions decreased for 2002 as compared to 2001 primarily as a result of higher churn rates, as described below, primarily related to sub-prime credit subscribers. Our ending subscriber count in 2002 also includes approximately 41,125 subscribers that joined us on March 8, 2002 as a result of our acquisition of Georgia PCS.

Churn

Churn is the monthly rate of customer turnover expressed as a percentage of our overall average customers for the reporting period. Customer turnover includes both customers who elected voluntarily to not continue using our service and customers who were involuntarily terminated from using our service because of non-payment. Churn is calculated by dividing the sum of (i) the number of customers who discontinue service; (ii) less those customers discontinuing their service within 30 days of their original activation date; (iii) adding back those customers who reactivate their service, by our overall average customers for the reporting period; and, (iv) dividing by the number of months in the period.

Churn decreased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 and for 2003 as compared to 2002 and was primarily as a result of our marketing efforts to retain subscribers in good credit standing. Our churn rate increased in 2002 as compared to 2001 primarily as a result of increased competition and adding a higher number of credit challenged subscribers in 2002 that were involuntarily terminated from using our service because of non-payment.

Subscriber and Roaming Revenue

Subscriber revenue consists primarily of a basic service plan (where the customer purchases a pre-allotted number of minutes for voice and/or data transmission); airtime (which consists of billings for minutes that either exceed or are not covered by the basic service plan); long distance; and charges associated with travel outside our service area.

Roaming revenue consists primarily of Sprint PCS travel revenue and foreign roaming revenue. Sprint PCS travel revenue is generated on a per minute basis when a Sprint PCS subscriber outside of our markets uses our service when traveling through our markets. Sprint PCS travel expense is generated on a per minute basis when our subscribers travel outside our market area and use the Sprint PCS network. Historically, our Sprint PCS travel revenue exceeds our Sprint PCS travel expense. Foreign roaming revenue is generated when a non-Sprint PCS customer uses our service when traveling through our markets. We also recognize revenues generated through our reseller agreement, as discussed below, as foreign roaming revenue.

Effective January 1, 2003, Sprint PCS reduced the reciprocal travel rate for Louisiana Unwired from $0.20 per minute in 2002 to $0.058 per minute in 2003 and for Texas Unwired and Georgia PCS from $0.10 per minute in 2002 to $0.058 per minute in 2003. For 2003, this reduction in the travel rate has resulted in a decrease to our revenues of approximately $111.6 million, a reduction to our expenses of approximately $94.7 million and a reduction to our cash flow of approximately $16.9 million.

Effective January 1, 2004, Sprint PCS further reduced the reciprocal travel rate to $0.041 per minute in 2004. For the three-month period ended March 31, 2004, this reduction in the travel rate has resulted in a $6.0 million decrease to our revenues, a $5.5 million decrease to our expenses and a reduction to our cash flow of $0.5 million.

Average Revenue per User

Average revenue per user (“ARPU”) is the average monthly service revenue per subscriber and is calculated by dividing total subscriber revenue for the period by the average number of subscribers during the period. We present ARPU both excluding and including roaming revenue.

ARPU excluding roaming was comparable for the three-month periods ended March 31, 2004 and March 31, 2003. The decrease in revenues related to airtime was offset by an increase in data usage. ARPU including roaming was comparable for the three-month periods ending March 31, 2004 and March 31, 2003 primarily as a result of the decrease in the travel rate that was offset by increased voice and data volume from Sprint PCS and non-Sprint PCS customers using our network.

ARPU excluding roaming was comparable for 2003 as compared to 2002 primarily as of result of increases in monthly recurring charges and data revenues that have been offset by decreases in revenues related to airtime. The decrease in ARPU including roaming for 2003 as compared to 2002 is primarily the result of the decrease in the travel rate as discussed above.

ARPU excluding roaming increased in 2002 as compared to 2001 primarily as a result of data usage. ARPU including roaming increased primarily as a result of our expanded coverage.

Reseller Subscribers

We began participating in a reseller program in our service area in 2002 through Sprint PCS as part of the partnership between Sprint PCS and Virgin Mobile USA, LLC (“Virgin”). The agreement allows Virgin to sell prepaid wireless services and pay us for use of our network on a per minute basis. The number of reseller subscribers increased for all periods primarily as a result of higher market penetration.

Cost per Gross Addition

Cost per gross addition (“CPGA”) summarizes the average cost to acquire new customers during the reporting period. CPGA is computed by adding selling and marketing expenses and cost of equipment and reducing the amount by the revenue from handset and accessory sales. The net amount is divided by the number of total new subscribers added for the period.

The decrease in CPGA for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 and for 2003 as compared to 2002 was primarily as a result of an overall decrease in selling and marketing expenses as explained below. The increase in CPGA for 2002 as compared to 2001 was directly related to an increase in advertising.

Average Monthly Minutes of Use per Subscriber

We calculate average monthly minutes of use (“MOUs”) per subscriber to provide us with an indication of the effectiveness of our basic service plans. We calculate average monthly MOUs per subscriber by dividing total subscriber minutes with and without roaming by the average number of our subscribers. Our average subscriber MOUs with and without roaming are increasing primarily as a result of more generous allotments of minutes in our basic service plans.

System Minutes of Use

System MOUs provide an indication of total network (“system”) usage. We track and evaluate system usage for our subscribers as well as subscribers of Sprint PCS, Sprint PCS affiliates and non-Sprint PCS providers using our system in order to assess network capacity. Our overall system minutes are increasing primarily as a result of increases in subscribers and increases in minutes allotted to subscriber plans.

Resident Population/ Service Area

Our service area comprises a population (“Licensed POPs”) of approximately 11.3 million residents. Our service area increased in 2002 as a result of our Georgia PCS acquisition. When we use the term “Covered POPs”, we refer to that portion of residents in our service area that have service available as a result of our network build-out. As of March 31, 2004, we had 8.1 million of Covered POPs. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. The increase in Covered POPs is the result of additional towers that either we have constructed and own or where we have leased space on towers owned by others.

Three-Month Period Ended March 31, 2004 Compared to the Three-Month Period Ended March 31, 2003

Revenues

	Three-month period ended March 31,
	2003	2004
	(In thousands)
Subscriber revenues	$61,275	$68,810
Roaming revenues	19,676	22,610
Merchandise sales	4,435	6,039
Other revenue	2,464	2,258

Total revenues	$87,850	$99,717

Subscriber revenues

Total subscriber revenues were $68.8 million for the three-month period ended March 31, 2004 as compared to $61.3 million for the three-month period ended March 31, 2003, representing an increase of $7.5 million that primarily resulted from an increase in subscribers, as discussed in Subscribers above.

Roaming revenues

Roaming revenues were $22.6 million for the three-month period ended March 31, 2004 as compared to $19.7 million for the three-month period ended March 31, 2003, representing an increase of $2.9 million that primarily resulted from an increase of $7.0 million related to a higher volume of PCS subscribers traveling though our service area, an increase of $1.4 million related to data travel and an increase of $0.5 million related to other network usage including resellers offset by a decrease of $6.0 million related to our decrease in the reciprocal roaming rate as discussed in Subscriber and Roaming Revenue above. We provided service in 48 PCS markets at March 31, 2004 and March 31, 2003. We continue to add towers in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were $6.0 million for the three-month period ended March 31, 2004 as compared to $4.4 million for the three-month period ended March 31, 2003, representing an increase of $1.6 million. The increase is primarily the result of an increase in sales to new subscribers, no longer discounting handset sales to local agents and our July 1, 2003 adoption of EITF 00-21 as discussed in above. The cost of handsets typically exceeds the amount received from our subscribers for these handsets because we subsidize the price of handsets to remain competitive in the marketplace.

Other revenue

Other revenue, which consists primarily of certain overhead fees provided by US Unwired and charged to IWO, was comparable for the three-month periods ended March 31, 2004 and March 31, 2003.

Operating Expenses

	Three-month period ended March 31,
	2003	2004
	(In thousands)
Cost of service	$50,916	$46,586
Merchandise cost of sales	6,674	10,143
General and administrative	5,322	6,601
Sales and marketing	17,299	15,216
Non-cash stock compensation	986	45
Depreciation and amortization	16,284	15,436

Total operating expenses	$97,481	$94,027

Cost of service

Cost of service was $46.6 million for the three-month period ended March 31, 2004 as compared to $50.9 million for the three-month period ended March 31, 2003, representing a decrease of $4.3 million. The decrease was primarily the result of a $3.4 million reduction in bad debt expense that included a $1.3 million Sprint PCS adjustment related to accounts previously written off; a $3.3 million remittance by Sprint PCS for 2003 service bureau fees consisting of $0.6 million in cash and $2.7 million in credits to previously disputed items; a reduction in certain estimated 2004 Sprint PCS service bureau fees of $0.5 million; and a $0.5 million reduction of clearinghouse charges. This was partially offset by increases primarily related to $1.1 million in data travel volume; $1.0 million increase in our Sprint PCS franchise fee as a result of our increased revenues; and, a $0.5 million Sprint PCS adjustment for certain feature expenses.

Merchandise cost of sales

Merchandise cost of sales was $10.1 million for the three-month period ended March 31, 2004 as compared to $6.7 million for the three-month period ended March 31, 2003, representing an increase of $3.4 million that resulted primarily from the increase in sales to new subscribers and our adoption of EITF 00-21 as discussed above. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $6.6 million for the three-month period ended March 31, 2004 as compared to $5.3 million for the three-month period ended March 31, 2003, representing an increase of $1.3 million that resulted primarily from a $0.9 million increase in outside legal fees and professional fees related to our Sprint PCS lawsuit and debt restructuring expense and a $0.4 million increase in insurance related expense.

Sales and marketing expenses

Sales and marketing expenses were $15.2 million for the three-month period ended March 31, 2004 as compared to $17.3 million for the three-month period ended March 31, 2003, representing a decrease of $2.1 million which resulted primarily from a decrease in advertising of $1.0 million and a decrease in wages, taxes and benefits of $1.6 million related to store closings and other initiatives. The net decrease was partially offset by an increase in independent agent commissions of $0.5 million related to new customer additions.

Non-cash stock compensation

Non-cash compensation was $45,000 for the three-month period ended March 31, 2004 as compared to $1.0 million for the three-month period ended March 31, 2003, representing a decrease of approximately $950,000 that was primarily the result of a portion of our outstanding options being fully amortized. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options in July 1999 and January 2000 with exercise prices less than the market value of the stock at the date of the grant. The non-cash stock compensation expense is generally being amortized over a four-year period that represents the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was $15.4 million for the three-month period ended March 31, 2004 as compared to $16.3 million for the three-month period ended March 31, 2003, representing a decrease of $0.9 million resulted primarily from a $1.0 million decrease in amortization expense related to fully amortized assets and was partially offset by a $0.1 million increase in depreciation expense.

Other Income/(Expense)

	Three-month period ended March 31,
	2003	2004
	( In thousands)
Interest expense	$(11,819)	$(13,206)
(Loss) gain on sale of assets	2	(470)

Total other expense	$(11,817)	$(13,676)

Interest expense was $13.2 million for the three-month period ended March 31, 2004 as compared to $11.8 million for the three-month period ended March 31, 2003, representing an increase of $1.4 million and resulted primarily from interest expense related to our senior subordinated discount notes.

Loss (gain) on sale of assets

During the three-month period ended March 31, 2004, we sold various non-core assets including PCS licenses, towers, a minority interest in an unconsolidated affiliate and vehicles for approximately $19.9 million. We recognized a $0.5 million loss on these transactions in the current period and, as discussed above, a deferred gain of $1.8 million.

Equity in losses of unconsolidated affiliates

Equity in losses of unconsolidated affiliates was $18.3 million for the three-month period ended March 31, 2004 as compared to $36.9 million for the three-month period ended March 31, 2003, representing a decrease of $18.6 million primarily related to our investment in IWO.

Discontinued operations

Our discontinued operations reflect the operating results of our cellular properties. As discussed above, during the three-month period ended March 31, 2004, we sold our cellular operations, including cellular towers and cellular licenses, for approximately $21.5 million and recognized a $16.2 million gain.

2003 compared to 2002

Revenues

	Year Ended December 31,
	2002	2003
	(In thousands)
Subscriber revenues	$228,135	$252,830
Roaming revenues	144,071	93,541
Merchandise sales	12,211	16,177
Other revenues	7,731	10,320

Total revenues	$392,148	$372,868

Subscriber revenues

Total subscriber revenues were $252.8 million for 2003 as compared to $228.1 million for 2002, representing an increase of $24.7 million that resulted primarily from an increase in subscribers as discussed in Subscriber above.

Roaming revenues

Roaming revenues were $93.5 million for 2003 as compared to $144.1 million for 2002, representing a decrease of $50.6 million that resulted primarily from an increase of $49.1 million related to a higher volume of PCS subscribers traveling though our service area, an increase of $9.8 million related to non-Sprint PCS subscribers traveling through our service area, including $1.5 million generated by Virgin usage, and a $2.1 million increase in data travel, that was partially offset by a decrease of $111.6 million related to the decrease in our reciprocal roaming rate as discussed in Subscriber Roaming Revenue above. We provided service in 48 PCS markets at December 31, 2003 and December 31, 2002. We continue to add cell sites in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were $16.2 million for 2003 as compared to $12.2 million for 2002, representing an increase of $4.0 million that resulted primarily from subscriber additions, no longer discounting handset sales to local agents and our July 1, 2003 adoption of EITF 00-21 as discussed in Revenue Recognition above. We face significant competition in our marketplace and typically sell handsets below cost to new subscribers in order to remain competitive through steep discounts and instant rebates.

Other revenue

Other revenue was $10.3 million for 2003 as compared to $7.7 million for 2002, representing an increase of $2.6 million. The amount for 2003 primarily reflects a full year of certain corporate overhead fees charged to IWO as compared to 2002 which only includes the nine months where assessment of certain overhead fees began following our April 1, 2002 acquisition of IWO.

Operating Expenses

	Year Ended December 31,
	2002	2003
	(In thousands)
Cost of services	$260,537	$205,427
Merchandise cost of sales	27,587	33,006
General and administrative	21,008	25,628
Sales and marketing	78,647	58,601
Non-cash stock compensation	4,349	2,404
Depreciation and amortization	64,226	64,553

Total operating expenses	$456,354	$389,619

Cost of service

Cost of service was $205.4 million for 2003 as compared to $260.5 million for 2002, representing a decrease of $55.1 million that was primarily the result of a $43.2 million decrease in roaming expense; a $14.5 million decrease in bad debt expense primarily as a result of a reduction in credit challenged subscribers; a $3.9 million decrease related to circuits and usage primarily as a result of vendor negotiations; a $1.2 million reduction in Sprint PCS service bureau fees; and a $0.5 million reduction in clearing house charges. This was offset by a $3.9 million increase in Sprint PCS franchise fees primarily as a result of increased revenues; a $1.6 million increase in lease expense primarily as a result of new cell site leases and escalators on existing leases; a $1.1 million increase in repairs and maintenance primarily related to a higher number of cell sites; a $0.8 million increase in technical wages, taxes and benefits; and a net increase of $0.8 million in all other cost of service expenses. The $43.2 million decrease in roaming expense was primarily as a result of an increase of $53.5 million related to a higher volume of our subscribers traveling through other Sprint PCS territory and a $1.2 million increase in data usage offset by a decrease of $94.7 million related to Sprint PCS reducing its roaming rate with us as discussed in Subscriber and Roaming Revenue above and a decrease of $3.2 million related to our subscribers using non-Sprint PCS and Sprint PCS affiliate service.

Merchandise cost of sales

Merchandise cost of sales was $33.0 million for 2003 as compared to $27.6 million for 2002, representing an increase of $5.4 million that was primarily related to a combination of non-discounted sales to independent agents and adoption of EITF 00-21, offset by lower sales and higher discounts in our retail sales channels. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $25.6 million for 2003 as compared to $21.0 million for 2002, representing an increase of $4.6 million that was primarily a result of a one-time charge of $3.5 million in professional fees related to an unsuccessful debt exchange offer; $1.5 million related to the Sprint PCS lawsuit and other legal matters; a $1.3 million increase in insurance costs; and a $0.8 million increase in wages, taxes and benefits. This was partially offset by a $1.5 million decrease in franchise taxes and service charges that included a $1.3 million refund of fees and cost savings efforts that reduced computer maintenance and professional fees by $0.5 million each.

Sales and marketing expenses

Sales and marketing expenses were $58.6 million for 2003 as compared to $78.6 million for 2002, representing a decrease of $20.0 million that was primarily a result of decreases in advertising of $8.0 million, agent commissions and handset subsidies of $10.6 million and decreases in other sales and marketing expenses of $1.4 million.

Non-cash stock compensation

Non-cash compensation was $2.4 million for 2003 as compared to $4.3 million for 2002, representing a decrease of $1.9 million that was primarily the result of a portion of our outstanding stock options being fully amortized in 2003. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options in July 1999 and January 2000 with exercise prices less than the market value of the stock at the date of the grant. The non-cash stock compensation expense is generally being amortized over a four-year period, representing the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was comparable at $64.6 million for 2003 and $64.2 million for 2002.

Other Income/(Expense)

	Year ended December 31,
	2002	2003
	(In thousands)
Interest expense	$(46,136)	$(51,425)
Interest income	956	791
Gain on sale of assets	3	12

Total other expense	$(45,177)	$(50,622)

Interest expense was $51.4 million for 2003 as compared to $46.1 million for 2002, representing an increase of $5.3 million. The increase in interest expense was primarily the result of our increase in outstanding debt. Our outstanding debt, including current maturities, was $445.9 million at December 31, 2003 as compared to $417.0 million at December 31, 2002. The increase in debt was primarily attributable to interest accretion associated with our senior subordinated discounts notes.

Interest income was $0.8 million for 2003 as compared to $1.0 million for 2002, representing a decrease of $0.2 million. The decrease was primarily due to less cash and cash equivalents available for investment.

Equity in losses of unconsolidated affiliates

Equity in losses of unconsolidated affiliates was $92.6 million for 2003 compared to $482.1 million for 2002, representing a decrease of $389.5 million primarily related to our investment in IWO.

Discontinued operations

Our discontinued operations reflect the operating results of our cellular properties which were sold during the first quarter of 2004.

2002 compared to 2001

Revenues

	Year ended December 31,
	2001	2002
	(In thousands)
Subscriber revenues	$128,872	$228,135
Roaming revenues	80,724	144,071
Merchandise sales	15,674	12,211
Other revenues	4,950	7,731

Total revenues	$230,220	$392,148

Subscriber revenues

Total subscriber revenues were $228.1 million for 2002 as compared to $128.9 million for 2001, representing an increase of $99.2 million that resulted primarily from and was primarily the result of an increase in subscribers as discussed in Subscribers above.

Roaming revenues

Roaming revenues were $144.1 million for 2002 as compared to $80.7 million for 2001, representing an increase of $63.4 million that resulted primarily from and was primarily as a result of a higher volume of Sprint PCS subscribers traveling through our markets, the expansion of our network coverage due to market build out and the acquisition of Georgia PCS in March 2002.

Merchandise sales

Merchandise sales were $12.2 million for 2002 as compared to $15.7 million for 2001, representing a decrease of $3.5 million. A portion of our 2001 merchandise cost of sales related to a selective group of existing subscribers who returned handsets and were provided new models at no charge. In 2002, we identified these transactions, which amounted to $9.5 million, and recognized the related cost in General and Administrative expenses because we view these transactions as a customer retention expense due to our highly competitive market. We are unable to quantify these costs for 2001 as they were not identified when the transactions occurred. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace. This subsidy continues to increase to remain competitive.

Other revenue

Other revenue was $7.7 million for 2002 as compared to $5.0 million for 2001, representing an increase of $2.7 million. The amount for 2002 reflects a partial year of certain corporate overhead fees charged to IWO that began following our April 1, 2002 acquisition of IWO.

Operating Expenses

	Year ended December 31,
	2001	2002
	(In thousands)
Cost of services	$132,622	$260,537
Merchandise cost of sales	29,514	27,587
General and administrative	20,251	21,008
Sales and marketing	74,281	78,647
Non-cash stock compensation	4,567	4,349
Depreciation and amortization	52,563	64,226

Total operating expenses	$313,798	$456,354

Cost of service

Cost of service was $260.5 million for 2002 as compared to $132.6 million for 2001, representing an increase of $127.9 million that was primarily a result of $58.5 million increase in travel and roaming expense related to higher network usage; a $20.7 million increase in Sprint PCS service bureau fees related to rate changes and volumes; a $15.8 million increase in bad debt expense primarily a result of sub-prime subscriber write-offs; a $9.5 million increase in both circuit and usage expense and handset upgrades that was included in merchandise cost of sales in 2001; a $6.3 million increase in our Sprint franchise fee that was primarily volume related; $5.5 million in cell site leases that was primarily volume related; a $1.5 million increase in property taxes that was primarily volume related; a $0.7 million increase in contract wages; and a $0.5 million increase in utilities.

Merchandise cost of sales

Merchandise cost of sales was $27.6 million for 2002 as compared to $29.5 million for 2001, representing a decrease of $1.9 million that was primarily related to steeper discounts to attract new subscribers. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $21.0 million for 2002 as compared to $20.3 million for 2001 and are considered comparable.

Sales and marketing expenses

Sales and marketing expenses were $78.6 million for 2002 as compared to $74.3 million for 2001, representing an increase of $4.3 million that resulted primarily from an increase in advertising of $5.9 million offset by a $1.2 million decrease in agent commissions and by other sales and marketing expenses of $0.4 million.

Non-cash stock compensation

Non-cash stock compensation was $4.3 million for 2002 as compared to $4.6 million for 2001 and is considered comparable. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options in July 1999 and January 2000 with exercise prices less than the market value of the stock at the date of the grant. The non-cash stock compensation expense is generally being amortized over a four-year period, representing the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was at $64.2 million for 2002 as compared to $52.6 million for 2001, representing an increase of $11.6 million that resulted primarily from an increase in depreciation expense associated with capital asset additions.

Other Income/(Expense)

	Year ended December 31,
	2001	2002
	( In thousands)
Interest expense	$(39,353)	$(46,136)
Interest income	6,609	956
Gain on sale of assets	9,269	3

Total other expense	$(23,475)	$(45,177)

Interest expense was $46.1 million for 2002 as compared to $39.4 million for 2001, representing an increase of $6.7 million. The increase in interest expense resulted primarily from our increase in outstanding debt. Our outstanding debt, including current maturities, was $417.0 million at December 31, 2002 as compared to $339.4 million at December 31, 2001. The increase in debt resulted primarily from interest accretion associated with our senior subordinated discount notes.

Interest income was $1.0 million for 2002 as compared to $6.6 million for 2001, representing a decrease of $5.6 million. The decrease was primarily due to less cash and cash equivalents available for investment.

Gain on sale of assets was $3,000 for 2002 as compared to $9.3 million for 2001 primarily as a result of the sale of cell site towers in 2001.

Liquidity Prior to the Offering of the Old Notes

As of March 31, 2004, we had $108.1 million in cash and cash equivalents; availability under our senior secured credit facility of $38.3 million; and outstanding indebtedness that consisted of $62.4 million related to our senior secured credit facility, $371.1 million related to our senior subordinated discount notes and $10.4 million in capital leases, promissory notes and vendor financing for a total of $443.9 million. We were required to comply with certain financial covenants of our senior secured credit facility and our senior subordinated discount notes, and as of March 31, 2004, were in compliance with these financial covenants.

Effective May 7, 2004, we and our lenders amended our senior secured credit facility to permit us to issue common stock. As a part of this amendment, we agreed to a $6.2 million partial repayment of our senior secured credit facility and a permanent reduction to our revolving loan commitment from $40.0 million to $2.0 million.

We periodically review all charges from Sprint PCS and from time to time, we may dispute certain of these charges. As of March 31, 2004, we had disputed approximately $19.8 million of charges to US Unwired. Based upon the information provided to the Company by Sprint PCS to date, we believe the accompanying unaudited financial statements adequately reflect our obligation that may be due to Sprint PCS for these charges. However, should these disputes be settled in a manner unsatisfactory to us, our cash flow will be adversely impacted to the extent of the unfavorable disputes.

Cash Flows

Net cash provided by operating activities during the three-month period ended March 31, 2004 was $18.7 million. Net cash provided by investing activities during the three-month period ended March 31, 2004, was $38.3 million and included $41.6 million in proceeds from the sale of assets as discussed in our overview section above and a $0.5 million disbursement from an unconsolidated affiliate offset by $3.8 million for capital expenditures. Cash used in financing activities during the three-month period ended March 31, 2004 was $13.7 million and represented principal repayment of long-term debt, primarily under our senior secured credit facility.

Net cash provided by operating activities for 2003 was $72.0 million. Net cash used in investing activities for 2003 was $16.7 million and included $17.3 million in capital expenditures offset by a $250,000 disbursement from an unconsolidated affiliate and $350,000 in proceeds from asset sales. Cash used in financing activities was $17.4 million and included $14.7 million in principal repayments of long-term debt, primarily our senior secured credit facility, and $2.7 million in debt issuance costs related to amending our senior secured credit facility. Net cash provided by operating activities for 2002 was $9.4 million. Net cash used in investing activities was $120.7 million in 2002. Net cash provided by financing activities was $38.8 million in 2002.

Inflation

We believe that inflation has not impaired, and will not impair in the foreseeable future, our results of operations.

Liquidity After Giving Effect to the Offering of the Old Notes

After giving effect to the offering of the old notes, we will be completely dependent on available cash on hand and operating cash flow to operate our business and fund our capital needs. As discussed above, we made a $6.8 million partial repayment (including fees) of our senior secured credit facility. We used the net proceeds of the offering to repurchase $235.8 million face amount of our 13 3/8% senior subordinated discount notes and permanently repay the remaining outstanding balance under our senior secured credit facility. We are required pursuant to the indentures to use the balance of the net proceeds to repay or repurchase outstanding 13 3/8% senior subordinated discount notes due 2009 or the old notes or the new notes. We believe that the offering and the tender offer, together with the debt for equity exchanges described under “Recent Developments—3(a)(9) Exchanges”, have improved our capital structure and reduced the financial risk in our business by substantially reducing the required payments under our outstanding indebtedness. After giving effect to the 3(a)(9) exchanges described under “Recent Developments—3(a)(9) Exchanges”, a $6.8 million partial repayment (including fees) of our senior credit facility on May 7, 2004, the offering and the use of proceeds therefrom as if it had occurred on March 31, 2004, we would have had approximately $140.3 million of cash on hand including the remaining proceeds from the offering of the old notes which are required to be used to repay or repurchase certain 13 3/8% senior subordinated discount notes due 2009 or the old notes or the new notes. We believe our available cash and operating cash flow will be sufficient to operate our business and fund our capital needs for the next twelve months. However, our liquidity is dependent upon a number of factors influencing forecasts of earnings and operating cash flows. These factors include subscriber growth, ARPU, customer turnover or “churn” and CPGA. These performance metrics are explained above in the section called “PCS Performance Measurements and Metrics”.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William L. Henning, the beneficial owner of more than 5% of the Common Stock of the Company, and William L. Henning, Jr. and Thomas G. Henning, officers and directors of the Company, are officers and directors of Cameron Communications, LLC (“Cameron”), a limited liability company engaged primarily in the wireline communications business, and William L. Henning is Cameron’s principal shareholder. Cameron is also a shareholder of Xspedius Holding Corp. (“Xspedius”), a corporation engaged primarily in the competitive local exchange business. William L. Henning, Jr., Chairman of our Board, is the former Chairman and Chief Executive Officer of Xspedius. The 1818 Fund is a shareholder of Xspedius, and Lawrence C. Tucker, a director of the Company and executive of the 1818 Fund, is also a director of Xspedius. US Unwired, Cameron, Xspedius and their subsidiaries have agreements with one another and with other companies under common control, as described below.

We lease office space to Xspedius, which paid us $0.7 million in rent in 2003. Xspedius provides circuit and voicemail services that we use and also resell to our subscribers, for which we paid it $1.7 million in 2003.

Cameron provides circuit and interconnect services to us and was paid $0.4 million in 2003. We lease tower space from and paid Cameron $0.1 million in rent in 2003. We also purchase long distance service from Cameron and resell that service to our customers. We pay rates for this service that are comparable to rates at similar volumes charged by Cameron to other customers and competitive with rates that we would expect to pay for similar service from an unaffiliated third party. We paid Cameron approximately $0.3 million in 2003 for long distance service.

Unibill, Inc. (“Unibill”), a wholly owned subsidiary of Cameron, provides bill processing and related services for us. For these services, Unibill received approximately $1.7 million from us in 2003. In March 1998, we agreed to lease office, equipment and warehouse space from Unibill for 60 months. When the lease expired in March 2003 it was continued from month to month at the same rent until a new 60 month lease was executed, effective January 16, 2004. In 2003 we paid Unibill $0.3 million under these leases.

We currently receive management fees from IWO, which amounted to $8.4 million for the year ended December 31, 2003.

In January 2003, we entered into an agreement with Brown Brothers Harriman & Co. for it to provide strategic and financial advisory services to our counsel on our behalf in connection with the Company’s review of strategic and financial opportunities and other related matters. Pursuant to that agreement, we will have paid Brown Brothers Harriman an aggregate of $1.1 million in monthly retainer fees through June 30, 2004, and reimbursed its out-of-pocket expenses in the amount of $118,000. In addition, following the completion of our offering of the old notes and the tender offer discussed in this report under “Recent Developments,” our board of directors made a determination that a success fee had been earned by Brown Brothers Harriman pursuant to the terms of the agreement and that the amount of the fee earned was $750,000 pursuant to the range provided in the agreement. Lawrence C. Tucker, one of our directors, is a general partner of Brown Brothers Harriman, which is the general partner of The 1818 Fund III, L.P., one of our principal stockholders. Mr. Tucker is a co-manager of The 1818 Fund III.

On June 24, 2004, the compensation committee of our board of directors determined to award bonuses to certain of our management personnel in connection with the successful restructuring of our debt, including the offering of the old notes, as follows:

Robert Piper, President, Chief Executive Officer and Director	$230,000
Jerry E. Vaughn, Chief Financial Officer	$200,000
Kris Hickingbottom, Vice President, Financial Planning and Analysis	$50,000
Thomas G. Henning, Secretary, General Counsel and Director	$50,000
Ed Moise, Treasurer	$100,000
Donald Loverich, Controller	$75,000

In addition, the committee awarded Mr. Vaughn options to purchase 150,000 shares of our common stock at $1.13 per share pursuant to the US Unwired Inc. 1999 Equity Incentive Plan.

We believe that the terms of each of the foregoing arrangements are no less favorable to us than would be expected in comparable arrangements with unaffiliated third persons.

Item 7. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

Not applicable.

(b) Pro Forma Financial Information

Not applicable.

(c) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Cameron Communications Service Agreement, dated June 10, 1999, between Cameron Communications Corporation and US Unwired Inc. (Incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registration Statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02, filed by US Unwired Inc., Louisiana Unwired, LLC and Unwired Telecom Corp. on February 23, 2000)

10.2	Office and warehouse lease dated January 16, 2004 between US Unwired Inc. and UniBill, L.L.C. (Incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-4 filed by US Unwired Inc., Louisiana Unwired, LLC, Unwired Telecom Corp., Texas Unwired, Georgia PCS Management, L.L.C., and Georgia PCS Leasing, LLC on July 9, 2004)

10.3	Letter Agreement, dated January 30, 2003, among Weil, Gotshal & Manges LLP, US Unwired Inc. and Brown Brothers Harriman & Co. (Incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-4 filed by US Unwired Inc., Louisiana Unwired, LLC, Unwired Telecom Corp., Texas Unwired, Georgia PCS Management, L.L.C., and Georgia PCS Leasing, LLC on July 9, 2004)

23	Consent of Ernst & Young LLP.

99	Press Release of US Unwired Inc. dated July 7, 2004.

(d) Other Financial Statements

See the Table of Contents to this report for a list of Consolidated Financial Statements that are filed with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US UNWIRED INC. (Registrant)

Date: July 9, 2004	By:	/S/ THOMAS G. HENNING
Thomas G. Henning Secretary and General Counsel

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

US Unwired Inc.

We have audited the accompanying consolidated balance sheets of US Unwired Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the index to the consolidated financial statements at page S-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of US Unwired Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill.

ERNST & YOUNG LLP

Houston, Texas

February 6, 2004

US UNWIRED INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	As of December 31,
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$97,193	$61,985
Restricted cash and US Treasury securities at amortized cost—held to maturity	19,358	33,218
Subscriber receivables, net of allowance for doubtful accounts of $6,418 and $6,981	28,687	46,706
Other receivables	2,625	2,660
Inventory	5,615	5,216
Prepaid expenses	14,833	15,014
Receivables from related parties	647	681
Receivables from officers	85	101
Current assets related to discontinued operations	1,049	1,184

Total current assets	170,092	166,765
Property and equipment, net	411,518	476,941
Restricted cash	—	8,000
Goodwill	46,705	51,961
Intangible assets, net	40,785	78,292
Note receivable from unconsolidated affiliate	1,887	1,811
Other assets	42,571	40,479
Non-current assets related to discontinued operations	4,770	7,181

Total assets	$718,328	$831,430

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$41,377	$28,301
Accrued expenses	77,137	67,624
Current maturities of long-term debt, including IWO debt in default	362,842	5,018
Current liabilities related to discontinued operations	49	41

Total current liabilities	481,405	100,984
Long-term debt, net of current maturities	434,745	762,202
Deferred gain	30,729	34,474
Investments in and advances to unconsolidated affiliates	1,216	3,901
Non-current liabilities related to discontinued operations	—	107
Stockholders’ deficit:
Common stock, $0.01 par value:
Authorized 800,000 shares; issued and outstanding 128,832 shares in 2003 and 2002	1,288	1,288
Additional paid-in capital	654,899	657,459
Retained deficit	(885,765)	(728,811)
Promissory note	(179)	(174)
Treasury stock	(10)	—

Total stockholders’ deficit	(229,767)	(70,238)

Total liabilities and stockholders’ deficit	$718,328	$831,430

See accompanying notes

US UNWIRED INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2003	2002	2001
Revenues:
Service revenues:
Subscriber	$381,558	$315,256	$128,872
Roaming	128,553	175,929	80,724
Merchandise sales	23,224	17,915	15,674
Management fees	14	253	3,245
Other revenue	2,402	2,211	1,705

Total revenues	535,751	511,564	230,220
Operating expenses:
Cost of services	306,223	345,623	132,622
Merchandise cost of sales	46,367	36,106	29,514
General and administrative	31,378	25,403	20,251
Sales and marketing	90,211	108,575	74,281
Non-cash stock compensation	2,404	4,349	4,567
Depreciation and amortization	119,188	108,539	52,563
IWO asset abandonment charge	12,079	—	—
Impairment of goodwill	—	214,191	—
Impairment of intangible assets	—	188,330	—

Total operating expenses	607,850	1,031,116	313,798

Operating loss	(72,099)	(519,552)	(83,578)
Other (expense) income:
Interest expense	(92,455)	(74,197)	(39,353)
Interest income	1,640	2,866	6,609
Gain on sale of assets	12	3	9,269

Total other expense	(90,803)	(71,328)	(23,475)

Loss from continuing operations before income taxes and equity in income (losses) of affiliates	(162,902)	(590,880)	(107,053)
Income tax benefit	(531)	(781)	(1,868)

Loss from continuing operations before equity in income (losses) of affiliates	(162,371)	(590,099)	(105,185)
Equity in income (losses) of affiliates	2,911	(651)	(2,760)

Loss from continuing operations	(159,460)	(590,750)	(107,945)
Income from discontinued operations	2,506	8,272	10,334

Net loss	$(156,954)	$(582,478)	$(97,611)

Basic and diluted (loss) earnings per common share:
Continuing operations	$(1.24)	$(5.00)	$(1.29)
Discontinued operations	.02	.07	.12

Net loss per common share	$(1.22)	$(4.93)	$(1.17)

Weighted average outstanding common shares	128,832	118,194	83,310

See accompanying notes

US UNWIRED INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands)

	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Promissory Notes	Treasury Shares	Total
Balance at December 31, 2000	$129	$661	$147,870	$1,276	$(49,882)	$—	$—	$100,054
Exercise of stock options	4	—	1,752	—	—	—	—	1,756
Stock compensation	—	—	4,893	—	—	—	—	4,893
Purchase of minority interests	50	—	30,612	—	1,160	—	—	31,822
Conversion of class B common stock to class A common stock	95	(95)	—	—	—	—	—	—
Change in unrealized gain on marketable securities	—	—	—	(1,276)	—	—	—	(1,276)
Net loss	—	—	—	—	(97,611)	—	—	(97,611)
Comprehensive loss	—	—	—	—	—	—	—	(98,887)

Balance at December 31, 2001	278	566	185,127	—	(146,333)	—	—	39,638
Issuance of common stock in merger with Georgia PCS Management, LLC	54	—	28,337	—	—	—	—	28,391
Issuance of common stock in merger with IWO Holdings, Inc.	389	—	389,438	—	—	—	—	389,827
Exercise of stock options	1	—	281	—	—	—	—	282
Stock compensation	—	—	4,672	—	—	—	—	4,672
Stock options and warrants assumed in merger with IWO Holdings, Inc.	—	—	49,410	—	—	—	—	49,410
Conversion of class B common stock to class A common stock	566	(566)	—	—	—	—	—	—
Promissory notes assumed from the merger with IWO Holdings, Inc.	—	—	194	—	—	(194)	—	—
Payment received on promissory notes	—	—	—	—	—	20	—	20
Net loss	—	—	—	—	(582,478)	—	—	(582,478)

Balance at December 31, 2002	1,288	—	657,459	—	(728,811)	(174)	—	(70,238)
Change in promissory note balance	—	—	—	—	—	(5)	—	(5)
Forfeiture of Georgia PCS Management, LLC shares held in escrow	—	—	(5,250)	—	—	—	(10)	(5,260)
Stock compensation	—	—	2,690	—	—	—	—	2,690
Net loss	—	—	—	—	(156,954)	—	—	(156,954)

Balance at December 31, 2003	$1,288	$—	$654,899	$—	$(885,765)	$(179)	$(10)	$(229,767)

See accompanying notes

US UNWIRED INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2003	2002	2001
Cash flows from operating activities
Net loss	$(156,954)	$(582,478)	$(97,611)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	125,696	115,360	55,755
Asset abandonment	12,079	—	—
Impairment of goodwill	—	214,191	—
Impairment of intangible assets	—	188,330	—
Accretion of debt discount	45,085	39,361	33,683
Gain on sale of assets	(145)	(35)	(9,314)
Equity in (income) losses of affiliates	(2,911)	651	2,760
Non-cash stock compensation	2,690	4,672	4,894
Interest income on restricted cash in escrow	—	—	(101)
Discontinued operations—noncash charges and changes in operating assets and liabilities	397	—	—
Changes in operating assets and liabilities, net of acquisitions, disposals and discontinued operations:
Subscriber receivables	18,224	(4,305)	(21,186)
Other receivables	(26)	8,345	5,092
Inventory	(407)	5,485	(3,174)
Prepaid expenses	(1,970)	(2,138)	(1,221)
Income tax receivable	—	—	—
Receivables/payables—related parties	27	454	(398)
Other assets	(1,009)	6,125	(3,934)
Accounts payable	14,201	(17,968)	(100)
Accrued expenses	9,580	5,091	17,727
Deferred gain	(3,916)	(4,491)	(5,689)

Net cash provided by (used in) operating activities	60,641	(23,350)	(22,817)

Cash flows from investing activities
Purchases of property and equipment	(30,486)	(122,608)	(106,499)
Acquisition of businesses, net of cash acquired	—	(61,713)	—
Purchases of marketable securities	—	—	(12,544)
Proceeds from maturities and sales of marketable securities	—	66,967	176,705
Proceeds from sale of assets	350	10,319	45,030
Distributions from unconsolidated affiliates	250	792	636
Investments in unconsolidated affiliates	—	(1,491)	(1,902)
Purchase of licenses & subscriber base	—	—	(666)
Proceeds from restricted cash	21,859	10,449	5,753

Net cash provided by (used in) investing activities	(8,027)	(97,285)	106,513

Cash flows from financing activities
Proceeds from long-term debt	—	83,184	1,822
Principal payments on long-term debt	(14,718)	(693)	(1,673)
Debt issuance cost	(2,688)	(762)	(148)
Proceeds from exercised options	—	282	1,756
Proceeds from payment on promissory notes	—	20	—

Net cash provided by (used in) financing activities	(17,406)	82,031	1,757

Net change in cash and cash equivalents	35,208	(38,604)	85,453
Cash and cash equivalents at beginning of year	61,985	100,589	15,136

Cash and cash equivalents at end of year	$97,193	$61,985	$100,589

Supplemental cash flow disclosures
Cash paid for interest	$33,796	$26,162	$5,232

Cash paid for income taxes	—	—	—

Non-cash activities
Property purchases in accounts payable	$1,207	$3,399	$12,681

See accompanying notes

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

1. Description of Business and Summary of Significant Accounting Policies

Description of Organization

US Unwired Inc. (the Company) is principally engaged in the ownership and operation of wireless communications systems in the Gulf States and Northeast regions of the United States. The Company is a network partner of Sprint PCS and has the exclusive right to provide digital PCS services under the Sprint and Sprint PCS brand names within the Company’s service areas.

US Unwired is comprised of three wholly owned subsidiaries: Louisiana Unwired LLC (“Louisiana Unwired”), IWO Holdings, Inc. (“IWO”) and Unwired Telecom Corporation (“Unwired Telecom”). Louisiana Unwired and IWO provide PCS telecommunication services, and Unwired Telecom provides cellular and paging telecommunications service.

On September 15, 2003, the Company executed an agreement for the sale of its cellular operations and certain PCS licenses for approximately $30.0 million contingent upon the approval of the Company’s senior lenders. On October 30, 2003, the Company’s senior lenders approved the Company’s plans to sell its cellular operations. On February 6, 2004, the Company consummated the sale of its cellular operations and certain PCS licenses for approximately $30.0 million and used $6.2 million of the proceeds to partially repay its recently amended US Unwired senior bank credit facility. The Company has entered into an agreement for the sale and leaseback of approximately 90 cell site towers expected to close in March and April 2004 for approximately $10.0. A portion of the proceeds, approximately $4.7 million, will be used to further reduce its bank debt. The accompanying consolidated financial statements reflect the Company’s cellular operations as a discontinued operation. Revenues for these discontinued operations were $14.7 million, $22.5 million, and $29.3 million for the years ended December 31, 2003, 2002, and 2001, respectively.

Consolidation Policy

The consolidated financial statements include the accounts of US Unwired Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to our condensed consolidated statements of operations as of December 31, 2003 and 2002 and for each of the fiscal years ended December 31, 2003, 2002 and 2001 from the amounts that had been previously reported. The reclassifications were made in order to align the classification of certain expenses with other publicly traded Sprint PCS affiliates and other companies in the PCS telecom industry. These expenses primarily consist of Sprint PCS related fees for back office services, bad debt expense, handset upgrades and certain wages, benefits and taxes. For the years ended December 31, 2003, 2002 and 2001, this resulted in a decrease to General and administrative of $99.1 million, $116.1 million and $30.6 million, respectively, offset by an increase to Cost of service of $95.3 million, $110.9 and $23.6, respectively, and an increase to Sales and marketing of $3.8 million, $5.1 million and $7.0 million, respectively.

Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the presentation in the previously reported 2003 financial statements.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Inventory

Inventory consists of PCS telephones and related accessories and is carried at cost. Cost is determined by the weighted average moving method, which approximates the first-in, first-out method.

Property and Equipment

Property and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Years
Buildings and building improvements	39
Leasehold improvements	5 to 10
Facilities and equipment	7 to 10
Furniture, fixtures, computers and vehicles	3 to 7

Depreciation expense was approximately $80.9 million, $67.8 million and $43.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company leases certain facilities and equipment under capital leases. Assets recorded under capital leases are amortized over the lives of the respective leases and such amortization is included in depreciation expense. Assets under these obligations, totaled $6.1 million (which is net of accumulated amortization of $2.3 million) at December 31, 2003, are included in facilities and equipment.

Long Lived Assets

Prior to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, and No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company assessed long-lived assets for impairment under SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 required that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluated the recoverability of the carrying amounts of its licenses and property and equipment in each market, as well as the depreciation and amortization periods based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction of the carrying amounts or acceleration of the related amortization period. If such assets were considered to be impaired, the impairment to be recognized was measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets. Assets to be disposed of were reported at the lower of the carrying amount or fair value less costs to sell.

Effective January 1, 2002, the Company assessed impairment of long-lived assets and goodwill in accordance with the provisions of SFAS No. 144, and 142. SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS No. 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets.

Licenses

Licenses consist primarily of costs incurred in connection with the Company’s acquisition of PCS licenses and systems. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years. Accumulated amortization was approximately $3.9 million and $3.1 million at December 31, 2003 and 2002, respectively.

Deferred Financing Costs

Deferred financing costs include costs incurred in connection with the issuance of the Company’s long-term debt. These costs are amortized over the terms of the related debt using the interest method. Accumulated amortization expense was approximately $10.2 million and $6.2 million at December 31, 2003 and 2002, respectively.

Investments in Unconsolidated Affiliates

The Company’s investments in less than majority-owned affiliated companies are accounted for using the equity method and equity in earnings (losses) are reported as equity in income (losses) of affiliates in the accompanying statement of operations.

Revenue Recognition

The Company earns revenue by providing access to and usage of its network and sales of merchandise. Subscriber revenue consists primarily of a basic service plan (where the customer purchases a pre-allotted number of minutes for voice and/or data transmission); airtime (which consists of billings for minutes that either exceed or are not covered by the basic service plan); long distance; and charges associated with travel outside our service area. Travel revenue is generated on a per minute basis when a Sprint PCS subscriber outside of our markets uses the Company’s service when traveling through our markets. Foreign roaming revenue is generated when a non-Sprint PCS customer uses the Company’s service when traveling through the Company’s markets. The Company recognizes roaming revenue through an agreement that allows a reseller to sell prepaid wireless services in its markets. Revenues are recognized when amounts are considered to be earned under the respective service plans and collection of such amounts is considered probable.

Sprint retains 8% of collected service revenues from subscribers based in the Company’s service area, foreign roaming and for revenue generated under its reseller agreement. The amount of affiliation fees retained by Sprint PCS is recorded as a General and Administrative expense. Revenues derived from the sale of handsets and accessories by the Company and from certain roaming services (outbound roaming and roaming revenues from Sprint PCS and its PCS network partner subscribers) are not subject to the 8% affiliation fee from Sprint PCS.

Revenues from the sales of merchandise, primarily wireless handsets and accessories, represent a separate earnings process and are recognized at the time of the customer purchase. These revenues and related costs are included in merchandise sales and cost of sales, respectively. The Company reduces recorded revenue for rebates and discounts given to subscribers on wireless handsets sales in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-9 “Accounting for Consideration Given by a Vendor to a Subscriber (Including a Reseller of the Vendor’s Products).”

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The Company recognizes revenues from activation fees in accordance with Emerging Issues Task Force (“EITF”) No. 00-21. In May 2003, the EITF modified its previous consensus to EITF 00-21 to clarify the scope of Issue 00-21 and its interaction with other authoritative literature. As permitted under the modified consensus, the Company adopted this modified consensus effective July 1, 2003 for all revenue arrangements entered into subsequent to June 30, 2003. EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. The Company believes that the sale of handsets and future service under contract should be accounted for as separate units under EITF 00-21. As a result, the total consideration under these arrangements, including any related activation fees, is allocated between these separate units based on their relative fair values.

Advertising Costs

Advertising costs are charged to expenses as incurred. For the years ended December 31, 2003, 2002 and 2001, approximately $20.5 million, $28.2 million, and $16.5 million, respectively, of advertising costs were incurred.

Commissions and Handset Subsidies

Commissions are paid to the Company’s sales staff and local and national retailers for new subscribers. The Company also reimburses certain retailers for the difference between the cost of a handset and the sales price when the handset is sold below cost, referred to as a handset subsidy. Because the new subscriber must meet certain criteria, such as a minimum time period, commissions and handset subsidies may be paid in periods subsequent to the actual date the subscriber is activated. The Company accrues commissions and handset subsidies payable in future periods.

Income Taxes

The Company accounts for deferred income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Earnings (Loss) per Common Share

Earnings (loss) per common share are calculated by dividing net loss by the weighted average number of shares outstanding during the year. The effect of options have not been included in the computation of diluted earnings per share because the Company was in a net loss position and, therefore, the effect would have been antidilutive.

Stock Compensation Arrangements

The Company accounts for its stock compensation arrangements under the provisions of APB 25, Accounting for Stock Issued to Employees.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Had compensation expense for the Company’s stock option plan been determined in accordance with SFAS No. 123, the Company’s net loss and basic and diluted net loss per share of common stock for each of the three years in the period ended December 31, 2002 would have been:

	Year ended December 31,
	2003	2002	2001
Net loss
As reported	$(156,954)	$(582,478)	$(97,611)
Add recorded non-cash stock compensation	2,404	4,349	4,567
Less non-cash stock compensation in accordance with SFAS No. 123	(6,649)	(8,798)	(8,018)

Pro forma	$(161,199)	$(586,927)	$(101,062)

Basic and diluted net loss per share of common stock
As reported	$(1.22)	$(4.93)	$(1.17)

Pro forma.	$(1.25)	$(4.96)	$(1.21)

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies.

Collectibility of subscriber receivables is impacted by economic trends in each of the Company’s markets and the Company has provided an allowance, which it believes, is adequate to absorb losses from uncollectible amounts.

New Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity,” which is effective at the beginning of the first interim period beginning after June 15, 2003. However, certain aspects of SFAS 150 have been deferred. SFAS No. 150 establishes standards for the Company’s classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The Company will continue to review SFAS No. 150; however, the Company does not expect SFAS 150 to have a material impact on the Company’s financial position, results of operations, or cash flows.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—An Interpretation of Accounting Research Bulletin (ARB) No. 51” (“FIN 46”). This interpretation clarifies how to identify variable interest entities and how a company should assess its interests in a variable interest entity to decide whether to consolidate the entity. FIN 46 applies to variable interest entities created after January 31, 2003, in which a company obtains an interest after that date. Also, FIN 46 applies in the first fiscal quarter or interim period beginning after December 15, 2003, to variable interest entities in which a company holds a variable interest that it acquired before February 1, 2003. The adoption of this interpretation did not have a material effect on the Company’s financial position, results of operations or cash flows.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation expands the disclosures to be made by a guarantor about its obligations under certain guarantees and requires that, at the inception of a guarantee, a guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective immediately. As disclosed in Note 5 to the Consolidated Financial Statements, Louisiana Unwired LLC and Unwired Telecom Corporation have fully and unconditionally guaranteed the Company’s obligations under the US Unwired 13 3/8% senior subordinated discount notes and Independent Wireless One Corporation has fully and unconditionally guaranteed the Company’s obligations under the IWO 14% senior notes. The initial recognition and measurement provisions of this interpretation are effective for guarantees issued or modified after December 31, 2002. The adoption of the initial recognition and measurement provisions of this interpretation did not have a material effect on the Company’s financial position, results of operations or cash flows.

2. Liquidity and Current Business Plans

The Company’s operating results continue to be impacted by its highly leveraged capital structure, its relationship with Sprint PCS and a highly competitive marketplace.

The Company’s Highly Leveraged Capital Structures

US Unwired and IWO have separate debt structures. US Unwired entered into a senior bank credit facility and senior subordinated discount notes prior to the April 2002 acquisition of IWO. IWO has a senior bank credit facility and senior notes that were also entered into prior to the April 2002 acquisition. Under the terms of these debt instruments, funds available under the US Unwired debt can only be used by US Unwired, and funds available under the IWO debt can only be used by IWO. US Unwired is not obligated for the payment of IWO’s debt, and IWO is not obligated for the payment of US Unwired’s debt.

US Unwired

As of December 31, 2003, US Unwired had $64.9 million in cash and cash equivalents; availability under the US Unwired senior bank credit facility of $38.3 million, net of $1.7 million in outstanding letters of credit; and indebtedness that consisted of $76.0 million related to the US Unwired senior bank credit facility, $359.3 million related to the US Unwired senior subordinated discount notes and $10.6 million in capital leases, promissory notes and vendor financing for a total of $445.9 million. See Note 11 for commitments and contingencies that may affect US Unwired’s liquidity. US Unwired must comply with certain financial covenants of the US Unwired senior bank credit facility and the US Unwired senior subordinated discount notes, and as of December 31, 2003, was in compliance with these financial covenants.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

On February 6, 2004, the Company consummated the sale of its cellular operations and certain PCS licenses for approximately $30.0 million and used $6.2 million of the proceeds to partially repay its recently amended US Unwired senior bank credit facility. The Company has entered into an agreement for the sale and leaseback of approximately 90 cell site towers. This sale is expected to close in March and April 2004 for approximately $10.0 million. A portion of the proceeds, approximately $4.7 million, will be used to further reduce its bank debt.

In October 2003, the Company and the holders of the US Unwired senior bank credit facility revised certain provisions of the US Unwired million senior bank credit facility through execution of the third amendment to the US Unwired senior bank credit facility. The Company and its senior lenders agreed to a revised set of financial covenants, a $40 million revolving credit facility that is subject to certain borrowing conditions, an immediate $10.0 million partial repayment of the senior bank term loans and a 0.5% increase to the interest rate. The October 30, 2003 amendment requires the Company to remit a portion of the net proceeds of any asset disposals. The amendment also provides for additional restrictions on the Company’s ability to draw on the $40.0 million revolver that includes certain financial requirements and only allow for additional draws if the Company’s cash balance falls below $15.0 million prior to March 31, 2005 or $10.0 million on or subsequent to March 31, 2005. The Company incurred approximately $2.7 million in banking and other professional fees related to this amendment.

In May 2003, the Company announced an offer to exchange any and all of our existing $400 million US Unwired 13.375% senior subordinated discount notes for $187.50 in cash and $185.00 in face amount of new notes per $1,000 face amount of existing notes with a maximum amount of cash to be paid of $37.5 million. In June 2003, the Company announced that the offer had expired and none of the notes were exchanged. In conjunction with this offering, the Company incurred approximately $3.5 million in outside legal and other professional services and costs. These costs are included in General & Administrative Expenses in the accompanying consolidated financial statements.

Based on its 2004 operating forecasts, the Company believes that US Unwired will be able to comply with the financial covenants of the amended US Unwired senior bank credit facility and have sufficient cash to fund its operations, debt service and capital requirements over the next twelve months. However, the Company’s liquidity and ability to comply with these amended financial covenants is dependent upon a number of factors influencing forecasts of earnings and operating cash flows. These factors include subscriber growth, average monthly revenue per user (“ARPU”), customer turnover or “churn” and cost per gross addition (“CPGA”). These performance metrics are explained in our Management Discussion and Analysis section of this filing.

Should actual results differ from the underlying business model assumptions, the Company’s liquidity position and ability to comply with the amended financial covenants could be adversely affected. The Company could be required to raise additional capital that may or may not be available on acceptable terms, if at all. This could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

IWO Liquidity

The Company has been unable to develop a business plan for IWO that provided sufficient cash to fund operations, debt service and capital requirements for 2004. The Company has been in discussions with the IWO banking group to arrive at an acceptable restructuring to preserve liquidity but have been unable to arrive at an acceptable plan. The Company anticipates seeking protection under bankruptcy in 2004.

During 2003, the Company failed to make $9.5 million in interest payments on the IWO senior bank credit facility and was not in compliance with the restrictive covenants under the IWO senior bank credit facility at

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

December 31, 2003. As a result of the Company’s failure to make scheduled interest payments and the covenant violations, the Company was in default of the IWO senior bank credit facility at December 31, 2003 and the holders of the IWO senior bank credit facility have denied it access to the remaining $25.2 million of availability. As a result, the Company has classified all outstanding indebtedness of both the IWO senior bank credit facility and the IWO senior notes as a current liability.

As of December 31, 2003, IWO had $32.3 million in cash and cash equivalents; $19.4 million in restricted cash; and indebtedness that consisted of $213.2 million related to the IWO senior bank credit facility and $138.5 million related to the IWO senior notes for a total of $351.7 million. A portion of the original proceeds of the IWO senior notes offering was set aside as restricted cash to make the first six scheduled semi-annual interest payments on the IWO senior notes through January 2004. Principal repayment of the IWO senior bank credit facility commences in March 2004.

As a result of liquidity challenges, IWO has made the decision to reduce capital expenditures for network expansion and abandon the construction of cell sites that do not provide a sufficient level of enhanced coverage. IWO recorded an asset abandonment charge of $12.1 million during 2003 for these abandoned cell sites and related property. Included in this asset abandonment charge are cell sites that IWO is required to construct to meet the build out requirements under the IWO Sprint PCS management agreement. Failure to complete the build out of the IWO service area will place IWO in violation of the IWO Sprint PCS management agreement. As a result, Sprint PCS could declare IWO in default and take action up to and including termination of the IWO Sprint management agreement. At December 31, 2003, IWO’s construction in progress included $6.0 million primarily related to cell sites that IWO plans to complete, and the Company estimates that completion of these cell sites will require approximately $11.4 million in additional costs to complete construction and place these sites in operation.

Due to restrictions in the US Unwired debt instruments, US Unwired cannot provide any capital or other financial support to IWO. Further, IWO creditors, IWO lenders and IWO note holders cannot place any liens or encumbrances on the assets of US Unwired. Should the holders of the IWO senior bank credit facility place IWO in default, US Unwired’s relationship with IWO may change and several alternatives exist ranging from working for the holders of the IWO senior bank credit facility and the holders of the IWO senior notes as a manager of the IWO territory, possibly subject to the approval by Sprint PCS, to no involvement with IWO at all.

Considering IWO’s default of the IWO loan agreements and its liquidity as discussed above, there is substantial doubt about IWO’s ability to continue as a going concern.

The Company’s Relationship with Sprint PCS

See “The Company’s Affiliation with Sprint PCS” in Part I of this filing for a detailed discussion of the Sprint PCS Management Agreements.

The Company is dependent on Sprint PCS for a significant portion of its financial information as a result of its contractual relationship with Sprint PCS as a service bureau provider for billing, cash collections and other back office functions such as customer service. The Company also purchases certain goods and services through Sprint PCS, such as handsets, network maintenance and access to national retail chain sales channels in its markets, where Sprint PCS has negotiated contracts and allows it to operate under those contractual arrangements.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The Company does not always agree with the validity of certain charges assessed by Sprint PCS and as of December 31, 2003, had disputed approximately $19.1 million of charges to US Unwired and $9.3 million of charges to IWO. Based upon the information provided to the Company by Sprint PCS to date, the Company believes the accompanying consolidated balance sheet adequately reflects its obligation that may be due to Sprint PCS for these charges. However, the Company’s cash flow could be adversely affected should these disputes not be settled in its favor.

On July 11, 2003, US Unwired, Louisiana Unwired and its wholly owned subsidiary, Texas Unwired, a limited partnership, (“Texas Unwired”), filed suit in the U.S. District Court for the Western District of Louisiana, against Sprint Corporation, Sprint Spectrum, L.P., Wireless, L.P. and Sprintcom, Inc. (collectively, “Sprint”). The suit alleges violations of the Racketeer Influenced and Corrupt Organizations Act, breach of fiduciary duty and fraud arising out of Sprint’s conduct in its dealings with the plaintiff companies. It seeks treble actual damages in unspecified amounts and appointment of a receiver over property and assets controlled by Sprint in Louisiana. On September 25, 2003, the Company filed an amended complaint to include contractual claims. On October 20, 2003, Sprint submitted their Answer, Defenses, and Counterclaim of Defendants seeking dismissal of the Company’s First Amended Complaint and filing a counter-claim for approximately $13.3 million related primarily to contractual disputes as discussed above. On October 21, 2003, Sprint filed a Defendants’ Partial Motion for Judgment on the Proceedings seeking partial dismissal of claims filed in the First Amended Complaint. On October 21, 2003, Sprint filed Defendant’s Motion to Strike Plaintiffs’ Jury Demand from the First Amended Complaint. On February 3, 2004, the U.S. District Court denied in all respects Sprint’s motions for judgment on the proceedings, allowed US Unwired to hire an outside accounting company to monitor monies with a receiver as an acceptable option at a later time and agreed with US Unwired’s request for a trial by jury in Louisiana. US Unwired and Sprint have submitted to the District Court an agreed upon schedule to complete the discovery process during 2004 and anticipate a late-2004 trial date. The Company does not believe that a negative outcome of its lawsuit will have a material adverse effect on the Company.

The Company has been in discussions with Sprint PCS to modify certain components of IWO’s Sprint PCS management agreement including a fee simplification process, modification of certain build-out requirements and the settlement of IWO’s outstanding disputes with Sprint, but no definitive agreement has been reached at this time. The Company has had no such discussions with Sprint PCS as it relates to the affiliate agreements with other US Unwired subsidiaries.

The Company’s agreements with Sprint PCS stipulate a reciprocal travel rate. Sprint PCS travel revenue is generated on a per minute basis when a Sprint PCS subscriber outside of its markets uses its service when traveling through its markets. Sprint PCS travel expense is generated on a per minute basis when our subscribers travel outside its market area and use the Sprint PCS network. Historically, the Company’s Sprint PCS travel revenue exceeds its Sprint PCS travel expense. Effective January 1, 2003, Sprint PCS reduced the reciprocal travel rate for Louisiana Unwired from $0.20 per minute in 2002 to $0.058 per minute in 2003 and for Texas Unwired and Georgia PCS Management, LLC. (“Georgia PCS”), both subsidiaries of LA Unwired, and IWO from $0.10 per minute in 2002 to $0.058. On December 4, 2003, Sprint PCS notified the Company that it intends to reduce the reciprocal roaming rate to $0.041 per minute of use in 2004.

Competitive Market Place

The Company faces significant competition in our service area. In order to attract new subscribers, the Company offers steep discounts on handsets and generous service plans that include more minutes and/or more anytime time minutes and other ancillary enhancements such as free long distance. Based upon increased competition, the Company anticipates that market prices for two-way wireless services will continue to decline in the future. Wireless local number portability (“WLNP”), which allows subscribers to change carriers and retain

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

their existing phone numbers, was introduced into a portion of the Company’s markets in November 2003. Given the limited time that the Company has had to evaluate WLNP, the Company is uncertain of the future impact. For more detail, see the “Competition” discussion in Part I of this filing.

The Company’s Business Strategy

The Company has undertaken a number of key initiatives designed to enable US Unwired to achieve the underlying assumptions of the US Unwired business model and preserve IWO liquidity. The Company has:

•	focused on attracting customers that are in good credit standing.

•	reinstated the deposit requirement for certain higher credit risk subscribers and will request not to participate in any Sprint PCS programs where the Company’s analysis indicates adversely impacted levels of customer turnover or unsatisfactory economic returns.

•	restructured sales employees’ programs to pay higher commissions on subscribers with better credit ratings.

•	revised the local agent commission structure to pay higher commissions for subscribers with good credit ratings. The Company has cancelled and continues to cancel agreements with local agents that target higher credit risk subscribers or provide low economic value.

•	reintroduced the pre-pay program, which requires advance payment for minutes of use. The Company believes that this program offers higher credit risk subscribers a less stressful environment in which to subscribe to our service by providing an opportunity to better manage their expenditures for the service provided and limit our bad debt exposure.

•	supplemented Sprint PCS’s customer service function with certain members of its own staff who focus on subscriber retention.

•	limited its capital expenditures to: (1) capacity and required technical upgrades of existing equipment, and (2) only adding additional cell site coverage in areas that the Company expects will produce positive cash returns as a result of either new subscriber growth or decreases in subscriber turnover.

•	continued to identify and will seek to divest of certain non-core assets.

•	undertaken a corporate wide evaluation of expenses. This includes the consolidation of functions, divesting of unused and under utilized facilities, renegotiation of vendor contracts, extension of vendor payment terms and other cost cutting measures.

•	evaluated and continue to evaluate our markets and reduce sales staffing levels and close retail outlets that do not meet its minimum internal rates of returns.

•	continued to work with Sprint PCS to improve the detail, timeliness and accuracy of information processed by Sprint PCS on our behalf.

As a result of these initiatives and operating results to date, the Company believes that US Unwired will be able to comply with the US Unwired senior bank credit facility financial covenants and have sufficient cash to fund its operations, debt service and capital requirements over the next twelve months. However, as discussed above, US Unwired’s funding status and ability to comply with these amended financial covenants is dependent upon a number of factors influencing forecasts of earnings and operating cash flows. While the Company believes that these initiatives have had and will continue to have a positive impact on operating results and support the ability of US Unwired to comply with its amended senior bank credit facility covenants and have sufficient cash to support the operations of US Unwired over the next twelve months, the Company cannot state with certainty that these initiatives will result in its ability to sustain IWO’s operations in 2004.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

3. Goodwill and Asset Impairments

The Company adopted SFAS No. 142, Goodwill and Other Intangible Asset, and No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002.

The Company completed the first of the required impairment tests of goodwill and indefinite lived assets as of January 1, 2002 and determined that the adoption of this provision of the new rules had no impact on the Company’s financial statements at that time. As a result of the impairment indicators discussed in Note 2, above, the Company performed an impairment test of goodwill in the fourth quarter of 2002 and in the fourth quarter of 2003. In connection with this impairment tests, the Company also reviewed its long-lived assets for impairment under SFAS No. 144. “Accounting for Impairment or Disposal of Long-Lived Assets.”

The following information provides net loss and net loss per share information for the year ended December 31, 2001 adjusted to exclude amortization expense recognized in these periods related to goodwill.

Year ended December 31, 2001
(In thousands)
Reported net loss	$(97,611)
Add back: Goodwill amortization	3,821

Adjusted net loss	$(93,790)

Basis and diluted loss per share:

Year ended December 31, 2001
Reported net loss	$(1.17)
Add back: Goodwill amortization	.04

Adjusted net loss	$(1.13)

The Company determined that US Unwired and IWO are considered to be separate reporting units as each constitutes a separate business for which discrete financial information is available and management regularly reviews the operating results of each of these businesses. This determination is further supported as each has separate senior bank credit facility and separate senior subordinated discount notes (US Unwired) or senior notes (IWO), which under the terms of these, funds available under the US Unwired debt instruments can only be used by US Unwired to finance the operations of US Unwired, and the funds available under the IWO debt instruments can only be used to finance the operations of IWO Unwired.

The Company engaged an independent national valuation firm to assist with the impairment valuation. As a result of the impairment valuation as of October 31, 2002, management believed that US Unwired was not impaired. However, the valuation analysis determined that both goodwill and a significant portion of IWO’s intangible assets were impaired. As a result, IWO recorded a goodwill impairment of approximately $214.2 million and an intangible asset impairment of $188.3 million associated with IWO’s right to provide service under the Sprint PCS management Agreement in the quarter ended December 31, 2002. The Sprint PCS management agreement was originally assigned a value of $215.0 million and was being amortized using the straight-line method over 218 months. A similar valuation by the independent national valuation firm as of October 31, 2003 indicated no additional impairment of goodwill or any of the Company’s long-lived assets.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The changes in the carrying amount of goodwill from December 31, 2001 to December 31, 2003 are as follows (in thousands):

Goodwill as of December 31, 2001	$26,447
Goodwill acquired on March 8, 2002 with the acquisition of Georgia PCS (preliminary purchase price allocation)	26,421
Goodwill acquired on April 1, 2002 with the acquisition of IWO (preliminary purchase price allocation)	220,913
Adjustments to preliminary purchase price allocations	(7,629)
Goodwill impairments, from the IWO acquisition	(214,191)

Goodwill as of December 31, 2002	51,961
Forfeiture of Georgia PCS Management, LLC shares held in escrow	(5,260)
Adjustment to preliminary purchase price allocation	4

Goodwill as of December 31, 2003	$46,705

The amortization period, gross carrying amount, impairments, accumulated amortization and net carrying amount of intangible assets as of December 31, 2003 are as follows (in thousands):

	Year ended December 31, 2002
	Amortization period	Gross Carrying Amount	Impairments	Accumulated Amortization	Net Carrying Amount
Sprint management agreement, IWO acquisition(1)	218 months	$215,000	$195,234	$187	$19,579
Subscriber base, IWO acquisition	24 months	57,500	—	21,562	35,938
Sprint management agreement, Georgia PCS acquisition	219 months	15,500	—	708	14,792
Subscriber base, Georgia PCS acquisition	24 months	12,300	—	4,949	7,351
Subscriber base, Louisiana Unwired	24 months	3,854	—	3,457	397
Subscriber base, Texas Unwired	24 months	8,170	—	7,935	235

Total		$312,324	$195,234	$38,798	$78,292

(1)	Includes impairment charge of $188,330 and adjustment of accumulated amortization of $6,904.

	Year ended December 31, 2003
	Amortization period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Sprint management agreement, IWO acquisition	218 months	$19,766	$1,311	$18,455
Subscriber base, IWO acquisition	24 months	57,500	50,313	7,187
Sprint management agreement, Georgia PCS acquisition	219 months	15,500	1,557	13,943
Subscriber base, Georgia PCS acquisition	24 months	12,300	11,100	1,200
Subscriber base, Louisiana Unwired	24 months	3,854	3,854	—
Subscriber base, Texas Unwired	24 months	8,170	8,170	—

Total		$117,090	$76,305	$40,785

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Estimated future amortization expense on intangible assets for the years ended December 31,

2004	$10,361

2005	$1,973

2006	$1,973

2007	$1,973

2008	$1,973

4. Acquisitions

On March 8, 2002, the Company acquired 100% of the ownership interest of Georgia PCS for approximately $84.5 million. In conjunction with the Company’s acquisition of Georgia PCS, 1.1 million shares valued at $5.26 per share of the Company’s common stock were placed in escrow pending resolution of certain post closing adjustments. On June 20, 2003 the Company notified the former owners of Georgia PCS that the Company intends to offset 1.0 million shares of the Company’s common stock that is in the escrow account in satisfaction of certain post closing adjustments. As a result, the Company recorded a receivable and a reduction of goodwill for the return of this stock from escrow in 2003. In June 2003, these shares were returned to the Company and have been recorded as treasury shares in the accompanying balance sheet.

On April 1, 2002, the Company acquired 100% of the ownership interest in IWO for approximately $446 million in Company stock. The aggregate purchase price has been allocated to the assets acquired and liabilities assumed based on estimates of fair values as determined by an independent valuation performed by a national valuation firm. The excess of the purchase price over the fair value of the net identifiable assets has been allocated to goodwill. The Company’s operating results include the operating results of IWO from date of acquisition, April 1, 2002.

The following unaudited supplemental pro forma information for the years ended December 31, 2002 and 2001 presents the results of operations as if the IWO acquisition had occurred at the beginning of 2001 and are not necessarily indicative of future results or actual results that would have been achieved had these acquisitions occurred as of the beginning of the period.

	Years ended December 31,
	2002	2001
	(In thousands, except per share data)
Revenues	$569,616	$370,487

Net loss	$(609,315)	$(161,869)

Loss per share	$(5.16)	$(1.32)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

5. Details of Certain Balance Sheet Accounts

Additional information regarding certain balance sheet accounts is presented below:

	December 31,
	2003	2002
	(in thousands)
Property and equipment
Land	$754	$754
Buildings	14,755	15,520
Leasehold improvements	7,074	6,715
Facilities and equipment	599,430	564,921
Furniture, fixtures, and vehicles	9,059	8,763
Construction in progress	14,594	34,004

	645,666	630,677
Less accumulated depreciation	234,148	153,736

	$411,518	$476,941

Intangible assets
Sprint management agreement	$35,266	$35,266
Subscriber base	81,824	81,824

	117,090	117,090
Less accumulated amortization	76,305	38,798

	$40,785	$78,292

	December 31,
	2003	2002
	(in thousands)
Other assets
Licenses	$14,548	$12,904
Deferred financing costs	34,603	32,408
Other	7,522	4,442

	56,673	49,754
Less accumulated amortization	14,102	9,275

	$42,571	$40,479

Accrued expenses
Unearned revenue and customer deposits	$17,196	$18,579
Accrued commissions	11,858	14,939
Accrued Sprint settlements	9,093	9,557
Other	38,990	24,549

	$77,137	$67,624

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

6. Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates consists of the following:

	Percentage Ownership	December 31,
		2003	2002
		(In thousands)
Gulf Coast Wireless, LP (“Gulf Coast Wireless”)	13.28%	$(2,467)	$(5,000)
Command Connect, LLC (“Command Connect”)	50.00%	(51)	69
GTE Mobilenet of Texas RSA #21 Limited Partnership (“GTE #21”)	25.00%	1,302	1,030
Wireless Management Corporation	20.00%	—	—

		$(1,216)	$(3,901)

Gulf Coast Wireless is a Sprint PCS network partner and provides services under the Sprint and Sprint PCS brand names in the Baton Rouge, Hammond and Lafayette, Louisiana and Biloxi, Mississippi markets. Command Connect owns certain LMDS licenses. Command Connect originally purchased the owned licenses, and holds the licenses until such time as LA Unwired builds out the network for these licenses. At that time, the license is transferred from Command Connect to LA Unwired, who commences operations.

GTE #21 operates a cellular network in Texas RSA #21.

7. Long-Term Debt

Long-term debt, including capital lease obligations, consisted of the following:

	December 31,
	2003	2002
	(In thousands)
US Unwired Inc. Senior subordinated discount notes	$359,302	$315,707
US Unwired Inc. Senior Bank Credit Facility	76,000	90,000
Capital leases	6,825	7,269
Promissory note	3,452	3,667
Vendor financing	311	370

Total long-term obligations, US Unwired	445,890	417,013
IWO Holdings, Inc. Senior notes	138,513	137,023
IWO Holdings, Inc. Senior Bank Credit Facility, in default	213,184	213,184

Total long-term debt, in default, IWO Holdings	351,697	350,207
Less current maturities, including IWO debt in default	362,842	5,018

Long-term obligations, excluding current maturities	$434,745	$762,202

As of December 31, 2003, US Unwired was in compliance with all financial covenants under the US Unwired senior bank credit facility and the US Unwired senior subordinated discount notes. Additionally, management believes that it will be able to comply with such covenants through December 31, 2004.

During 2003, the IWO failed to make $9.5 million in interest payments on the IWO senior bank credit facility and was not in compliance with the restrictive covenants under the IWO senior bank credit facility at

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

December 31, 2003. As a result of the Company’s failure to make scheduled interest payments and the covenant violations, the Company was in default of the IWO senior bank credit facility at December 31, 2003 and the holders of the IWO senior bank credit facility have denied it access to the remaining $25.2 million of availability. As a result, the Company has classified all outstanding indebtedness of both the IWO senior bank credit facility and the IWO senior notes as a current liability.

US Unwired Senior Subordinated Discount Notes—13 3/8%

In October 1999, US Unwired issued $400 million in aggregate principal amount of 13 3/8% Senior Subordinated Discount Notes due November 1, 2009 (“the US Unwired senior subordinated discount notes”). The US Unwired senior subordinated discount notes were issued at a substantial discount such that the Company received gross proceeds of approximately $209.2 million. The US Unwired senior subordinated discount notes increase in value daily, compounded twice per year, at the rate of 13 3/8% per year until November 1, 2004. On that date, the value of the US Unwired senior subordinated discount notes will be equal to the face amount of the US Unwired senior subordinated discount notes and interest will begin to accrue at the rate of 13 3/8% per year. The Company will be required to pay the accrued interest beginning May 1, 2005, and on each November 1 and May 1 thereafter. The US Unwired senior subordinated discount notes are a general unsecured obligation of the Company, except for the limited security provided by a pledge agreement by the Company’s wholly owned subsidiary, Louisiana Unwired. The US Unwired senior subordinated discount notes rank junior to all existing and future senior debt of the Company and equal in right of payment of any future senior subordinated indebtedness of the Company.

The US Unwired senior subordinated discount notes are fully, unconditionally, and jointly and severally guaranteed by two of the Company’s wholly owned subsidiaries: Louisiana Unwired and Unwired Telecom. Each of the guarantees is a general unsecured obligation of the guarantor, except for a pledge by Louisiana Unwired of its interest in Texas Unwired and any notes payable to it by Texas Unwired as security for the guarantee. Each of the guarantees ranks equally in right of payment with the guarantor’s future senior subordinated indebtedness and is subordinated in right of payment to all existing and future senior debt of the guarantor. The US Unwired senior subordinated discount notes are not guaranteed by IWO.

US Unwired Senior Bank Credit Facility

The US Unwired senior bank credit facility consists of a $40 million reducing revolving credit facility and $90 million in term loans. Effective October 30, 2003, the Company and the holders of the US Unwired senior bank credit facility executed the Third Amendment to Credit Agreement which provided for a revised set of financial covenants, the reduction of the revolving credit facility from $80 million to $40 million, an immediate $10.0 million partial repayment of the term loans and a 0.5% increase to the interest rate. The $40 million reducing revolving credit facility will be permanently reduced by reductions of $4.0 million to $6.0 million per quarter beginning in September 2005. The US Unwired senior bank credit facility matures in 2008 and allows for up to $2.0 million in letters of credit that reduce the amount available under the reducing revolving credit facility. The term loans are being repaid in quarterly installments that began in June 2003. All loans under the US Unwired senior bank credit facility bear interest at variable rates tied to the federal funds rate or LIBOR and are secured by all of the assets of the Company and its subsidiaries (other than property owned by IWO). Such collateral also secures certain interest rate protection and other hedging agreements permitted by our credit agreement that may be entered into from time to time by the Company. At December 31, 2003, the Company had $38.3 available under the credit facility. Lucent Technologies, Inc, is also a guarantor of a portion of our senior secured credit facility. The proceeds from the US Unwired senior bank credit facility are available for use only by US Unwired and its subsidiaries other than IWO.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

IWO Senior Notes—14%

In February 2001, IWO issued 160,000 units, each consisting of $1,000 principal amount of 14% Senior Notes (“the IWO senior notes”) due January 15, 2011 and one warrant to purchase 12.50025 shares of IWO’s class C common stock at an exercise price of $7.00 per share. As a result of US Unwired’s acquisition of IWO in April 2002, this warrant was converted to a US Unwired warrant to purchase 12.96401 shares of US Unwired’s common stock at $6.75 per share. Interest is payable semi-annually on January 15 and July 15 of each year. Independent Wireless One Corporation, a wholly owned subsidiary of IWO, is the sole guarantor of the IWO senior notes. All of IWO’s restricted subsidiaries formed or acquired after the issuance of the IWO senior notes that guarantee the IWO senior bank credit facility will also be required to guarantee the IWO senior notes. The IWO senior notes are not guaranteed by Independent Wireless One Realty Corporation, a wholly owned subsidiary of IWO, or US Unwired and its subsidiaries.

A portion of the original proceeds of the IWO senior notes were used to purchase a portfolio of U.S. government securities that will generate sufficient proceeds to make the first six scheduled interest payments on the IWO senior notes through January 2004. The account holding the investment securities and all of the securities and other items contained in the account have been pledged to the trustee for the benefit of the holders of the IWO senior notes.

IWO Senior Bank Credit Facility

Effective December 2000, Independent Wireless One Corporation, a wholly owned subsidiary of IWO, entered into an amended and restated secured credit facility (“the IWO senior bank credit facility”) under which it may borrow up to $240 million in the aggregate consisting of up to $70 million in revolving loans and $170 million in term loans. The IWO senior bank credit facility matures in 2008. The term loans are due to be repaid in quarterly installments beginning in March 2004 and the reducing revolver matures in March 2008. All loans under the senior bank credit facility, effective with the date of the default, bear interest at a rate of 4.25-4.75 percent above the agent bank’s prime rate. The IWO senior bank credit facility is secured by all of the assets of IWO and its subsidiaries. As discussed above, the holders of the IWO senior bank credit facility have denied IWO access to the remaining $25.2 million of availability as a result of IWO’s failure to make scheduled interest payments and the covenant violations. The IWO credit facility is available for use only by IWO and its subsidiaries.

Maturities of contractual obligations are as follows assuming acceleration of IWO obligations in 2004:

	Long-Term Debt			Capital Lease Obligations	Total
	US Unwired	IWO	Total
	(In thousands)
2004	$10,679	$373,184	$383,863	$792	$384,655
2005	18,705	—	18,705	792	19,497
2006	15,473	—	15,473	792	16,265
2007	1,059	—	1,059	792	1,851
2008	33,847	—	33,847	792	34,639
Thereafter	400,000	—	400,000	4,903	404,903

	479,763	373,184	852,947	8,863	861,810
Less amounts representing interest	—	—	—	2,038	2,038

Long-term debt and present value of future lease payments	$479,763	$373,184	$852,947	$6,825	$859,772

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

As a result of IWO’s failure to make scheduled interest payments and the covenant violations, IWO was in default of the IWO senior bank credit facility at December 31, 2003 and the Company has classified all outstanding indebtedness of both the IWO senior bank credit facility and the IWO senior notes as a current liability.

8. Income Taxes

Income tax expense (benefit) consisted of the following:

	Years ended December 31,
	2003	2002	2001
	(In thousands)
Federal:
Current	—	$(781)	$(1,868)
Deferred	—	—	—

State:
Current	$(531)	—	—
Deferred	—	—	—

	—	—	—

	$(531)	$(781)	$(1,868)

The benefit for 2003 resulted from a reduction to the prior year state tax contingencies resolved in the current year. The benefit for 2002 resulted from a carry back of certain AMT net operating loss carry forwards during 2002 for which a valuation allowance had been provided at December 31, 2002.

Income tax expense differs from the amounts computed by applying applicable U.S. federal income tax rate to loss before income taxes, minority interest and equity in losses of affiliates as a result of the following:

	Years ended December 31,
	2003	2002	2001
	(In thousands)
Computed “expected” tax expense	$(55,471)	$(204,130)	$(34,818)
Equity in loss of affiliates	—	245	966
Refund of AMT taxes	—	(781)	(1,868)
Disqualified interest	1,329	1,169	1,027
Change in valuation allowance	80,641	147,523	32,558
Other, net	81	100	267
State income taxes, net of federal income taxes	(7,839)	(18,245)	—
Prior year return to provision reconciliation	(18,741)	—	—
Change in state tax contingency	(531)	—	—
Goodwill impairment	—	74,900	—

	$(531)	$(781)	$(1,868)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The tax effects of temporary differences that give rise to the significant components of deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2003	2002
	(In thousands)
Deferred tax assets:
Federal net operating losses	$208,133	$154,208
State net operating losses	10,373	4,535
Interest on Notes	56,607	40,091
Stock compensation	8,379	7,303
Tax credit carry forward	246	131
Allowance for bad debts	2,597	4,273
Intangible assets	12,237	—
Unearned revenues	16,516	17,896
Accrued Rebates	1,102	—
Unrealized loss on sale of securities	266	—
Discontinued Operations	159	—
Other exp	1,895	1,841
Accrued expenses	1,213	1,371

Deferred tax assets	319,723	231,649
Less valuation allowance	256,623	175,983

	63,100	55,666

Deferred tax liabilities:
Fixed assets	63,100	46,803
Intangible Assets	—	8,863

	63,100	55,666

Net deferred tax liability	$—	$—

At December 31, 2003, the Company had available approximately $534.0 million of net operating loss carry forwards for federal income tax purposes. This carry forward, which may provide future tax benefits, begins to expire in 2019. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may limit the amount of federal net operating loss carry forwards that could be used in future years to offset taxable income and taxes payable. The Company also had available approximately $204.6 million of net tax operating loss carry forwards for state income tax purposes which will begin to expire in 2012.

The state net operating loss carryover excludes the carry over available in various states in which IWO files. The net operating loss carryover for these states is dependent upon the income tax apportionment percentage in effect for the year that the net operating loss will be utilized.

In assessing the possibility of realization of deferred tax assets at December 31, 2003, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company provided a valuation allowance to reduce the carrying value of certain of its deferred tax assets.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

At April 1, 2002, the valuation allowance on the deferred tax assets was reduced due to the acquisition of IWO and GA PCS. The Company reduced goodwill related to the acquisition of IWO and GA PCS to reflect the reduction in the valuation allowance.

9. Stockholders’ Equity

The Company is authorized by its Articles of Incorporation to issue 800 million shares of common stock, $0.01 par value, and 200 million shares of no par preferred stock, of which 128,831,535 shares of common stock and 0 shares of preferred stock are issued and outstanding at December 31, 2003. The Board of Directors is authorized to fix the dividend rights and terms, conversion and voting rights, redemption rights and other privileges and restrictions applicable to the preferred stock.

Effective April 1, 2002, the Company converted all of its 56.5 million shares of Class B common stock to Class A common stock and changed the name of Class A common stock to “common stock.”

10. Stock Option Plan

During 1999, the Board of Directors amended and modified the 1998 Equity Plan to the US Unwired Inc. 1999 Equity Incentive Plan (the 1999 Equity Plan). As part of this amendment, the maximum aggregate amount of Common Stock with respect to which options or other awards may be granted was increased from 8,528,640 to 12,259,920 shares. As of December 31, 2003, 3,099,259 shares of common stock were available for future grants under the 1999 Equity Plan.

The following summarizes stock option activity and related information:

	Year ended December 31,
	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(In thousands, except per share amounts)
Outstanding—beginning of year	7,511	$3.69	6,626	$3.69	6,937	$4.54
Granted	1,842	$0.12	1,148	$4.78	452	$6.81
Exercised	—	$—	(43)	$4.98	(409)	$4.30
Forfeited	(644)	$4.73	(220)	$5.38	(354)	$6.35

Outstanding—end of year	8,709	$3.66	7,511	$4.62	6,626	$4.61

Exercisable—end of year	5,541	$4.11	3,931	$4.05	2,312	$3.69

Weighted average fair value of options granted with exercise price:
Equal to market price		$—		$4.78		$—

Less than market price		$—		$—		$—

Greater than market price		$0.12		$—		$6.81

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The following table summarizes information concerning outstanding options at December 31, 2003:

Range of Exercise Price	Weighted Average Remaining Contractual Life	Number of Options Outstanding
$ 0.12	9.2 years	1,717,500
$ 1.13	5.6 years	2,530,258
$ 4.77	8.2 years	750,000
$ 4.98	6.0 years	2,123,089
$ 5.06	7.2 years	19,625
$ 5.12	8.3 years	99,250
$ 6.81	7.3 years	386,750
$ 8.72	5.8 years	200,000
$11.00	5.6 years	882,854

All options granted under the 1999 Equity Plan have a ten-year term and vest over a four-year period. As allowed by SFAS No. 123, the Company has elected to continue to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, which does not provide for compensation expense on the issuance of stock options if the option terms are fixed and the exercise price equals or exceeds the fair value of the underlying stock on the grant date.

In connection with these options, the Company has total deferred stock compensation of $18.3 million, of which $2.4 million, $4.3 million and $4.6 million has been recognized as stock compensation expense for the years ended December 31, 2003, 2002 and 2001, respectively, as the exercise prices of these options were less than the estimated fair value of the Company’s stock at the grant date. The non-cash compensation expense of $0.1 million, $2.2 million and $0.1 million was related to cost of services, general and administrative and sales and marketing, respectively for 2003; $0.1 million, $4.1 million and $0.1 million was related to cost of services, general and administrative and sales and marketing, respectively for 2002; and $0.1 million, $4.3 million and $0.2 million was related to cost of services, general and administrative and sales and marketing, respectively for 2001.

As required by SFAS No. 123, the Company determined the pro forma information as if the Company had accounted for stock options granted under the fair value method of SFAS No. 123. The Black-Scholes option-pricing model was used with the following weighted average assumptions:

	Year ended December 31,
	2003	2002	2001
Risk-free interest rate	3.49%	5.02%	5.93%
Expected dividend yield	0	0	0
Expected volatility	1.43	.82	.72
Weighted average expected life (in years)	7	7	7

11. Commitments and Contingencies

The Company uses Sprint PCS to process all post-pay subscriber billings including monthly recurring charges, airtime and other charges such as interconnect fees. The Company pays various fees to Sprint PCS for new subscribers as well as recurring monthly fees for services performed for existing customers including billing

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

and management of customer accounts. Sprint PCS’s billing for these services is based upon an estimate of the actual costs incurred by Sprint PCS to provide such services. At the end of each calendar year, Sprint PCS compares its actual costs to provide such services to remittances by the Company for estimated billings and either refunds overpayments or bills for costs in excess of the payments made. Based upon information as provided by Sprint PCS, the Company believes it has adequately provided for the above-mentioned costs in the accompanying consolidated financial statements. Additionally, Sprint PCS has contracted with national retailers that sell handsets and service to new subscribers in the Company’s markets. Sprint PCS pays these national retailers a new subscriber commission and provides handsets to such retailers below cost. Sprint PCS passes these costs of commissions and the handset subsidies to the Company.

The Company periodically reviews all charges from Sprint PCS and from time to time, the Company may dispute certain of these charges. As of December 31, 2003, the Company had disputed approximately $19.1 million of charges to US Unwired and $9.3 of charges to IWO. Based upon the information provided to the Company by Sprint PCS to date, the Company believes the accompanying consolidated balance sheet adequately reflects its obligation that may be due to Sprint PCS for these charges.

On July 11, 2003, the Company and two of its subsidiaries, Louisiana Unwired, LLC and Texas Unwired (“the Company”), filed suit in the U.S. District Court for the Western District of Louisiana, against Sprint Corporation, Sprint Spectrum, L.P., Wireless, L.P. and Sprintcom, Inc. (collectively, “Sprint”). The suit alleges violations of the Racketeer Influenced and Corrupt Organizations Act, breach of fiduciary duty and fraud arising out of Sprint’s conduct in its dealings with the plaintiff companies. It seeks treble actual damages in unspecified amounts and appointment of a receiver over property and assets controlled by Sprint in Louisiana. On September 25, 2003, the Company filed an amended complaint to include contractual claims. On October 20, 2003, Sprint submitted their Answer, Defenses, and Counterclaim of Defendants seeking dismissal of US Unwired’s First Amended Complaint and filing a counter-claim for approximately $13.3 million related primarily to contractual disputes as discussed above. On October 21, 2003, Sprint filed a Defendants’ Partial Motion for Judgment on the Proceedings seeking partial dismissal of claims filed in the First Amended Complaint. On October 21, 2003, Sprint filed Defendant’s Motion to Strike Plaintiffs’ Jury Demand from the First Amended Complaint. On February 3, 2004, the U.S. District Court denied in all respects Sprint’s motions for judgment on the proceedings, allowed US Unwired to hire an outside accounting company to monitor monies with a receiver as an acceptable option at a later time and agreed with US Unwired’s request for a trial by jury in Louisiana. US Unwired and Sprint have submitted to the District Court an agreed upon schedule to complete the discovery process during 2004 and anticipate a late-2004 trial date. The Company does not believe that a negative outcome of its lawsuit will have a material adverse effect on the Company.

The Company is involved in, various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Employees of the Company participate in a 401(k) retirement plan (the 401(k) plan). Employees are eligible to participate in the 401(k) plan when the employee has completed six months of service. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the deferred by the employee. The Company’s contributions are fully vested upon the completion of 5 years of service. Contribution expense related to the 401(k) plan were approximately $0.6 million, $0.8 million and $0.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The Company’s PCS licenses and the PCS licenses that the Company operates for Sprint PCS are subject to a requirement that the Company construct network facilities that offer coverage to 25% of the population or have substantial service in each of its Basic Trading Areas (“BTAs”) within five years from the grant of the licenses. As of December 31, 2003, management believes that Sprint PCS has met the requirements necessary for the licenses that the Company operates for Sprint PCS under the Sprint PCS management agreements and that the Company has met the requirements necessary for the licenses that it owns.

The Company is a party to various non-cancelable operating leases for facilities and equipment. Future minimum lease payments due under non-cancelable operating leases with terms in excess of one year are as follows:

	US Unwired	IWO	Total
	(In thousands)
Year ending December 31,
2004	$23,758	$16,209	$39,967
2005	22,191	16,028	38,219
2006	19,954	13,100	33,054
2007	19,049	7,737	26,786
2008	18,539	4,949	23,488
Thereafter	46,875	14,372	61,247

	$150,366	$72,395	$222,761

Rental expense was $34.1 million, $28.0 million and $12.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company has agreed to guarantee repayment of up to approximately $2.5 million plus all interest and expenses, pursuant to a loan agreement dated May 16, 1997, related to bank financing obtained by Gulf Coast Wireless that matures in 2007.

12. Disclosure About Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, subscriber receivables, accrued interest and other receivables, and accounts payable and accrued expenses approximate fair value because of the short-term nature of these items. The estimated fair value and carrying values of the Company’s senior subordinated discount notes at December 31, 2003 and 2002 was:

	As of December 31,
	2003		2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
US Unwired Inc. senior subordinated discount notes	$359,302	$290,000	$315,707	$14,500
IWO Holdings, Inc. senior notes	138,513	24,800	137,022	25,000

	$497,815	$314,800	$452,729	$39,500

The fair value of these notes is based on the most recently available trading prices. The carrying amount of substantially all of the remainder of the Company’s long-term debt approximates fair value due to the borrowings variable interest rates.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

13. Related Party Transactions

The Company contracted with Unibill, Inc. (Unibill), a subsidiary of Cameron Communications LLC (“Cameron”), for a portion of its subscriber billing and programming. The aggregate amounts paid to Cameron for such services during the years ended December 31, 2003, 2002 and 2001 totaled $1.7 million, $1.9 million and $5.5 million, respectively. Additionally, the Company leases office space, equipment and warehouse space from Unibill. The Company paid Unibill $0.3 million during each of the years ended December 31, 2003, 2002 and 2001 to lease these properties.

The Company also purchases long distance services from Cameron pursuant to a verbal agreement and resells the service to the Company’s customers. The aggregate amounts paid to Cameron for such services during the years ended December 31, 2003, 2002 and 2001, totaled $0.3 million, $2.9 million and $6.6 million, respectively. Cameron also provides circuit and interconnect services to the Company and was paid $0.4 million, $0.4 million and $0.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company leases tower space and paid Cameron $0.1 million, $0.1 million and $0.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company also leases time on the Cameron corporate jet at rate of $3.00 per nautical mile and paid Cameron $32,000, $0.2 million and $0.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. In addition, the Company sold a tract of vacant land in 2001 to this related entity for $0.8 million.

During the years ended December 31, 2002 and 2001, the Company paid $1.7 million and $1.7 million, respectively, to a company owned by certain of the Company’s principal stockholders for internet, voice mail services and local telephone service which the Company uses in its business. There was no such amount in 2003. The Company leases office space to this related entity and realized rental income of $0.7 million and $0.4 million for the years ended December 31, 2002 and 2001, respectively. There was no such amount in 2003.

The Company has entered into management agreements with affiliated entities. During the years ended December 31, 2002, and 2001, the Company recorded $0.2 million and $3.1 million respectively, in management fee revenues pursuant to these agreements. There was no such amount in 2003.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

14. Selected Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
2003 (1)
Revenues	$124,730	$133,680	$139,306	$138,035
Operating loss	(37,887)	(14,570)	(8,237)	(11,405)
Net loss	(57,472)	(35,020)	(31,307)	(33,155)
Basic and diluted loss per share	$(0.45)	$(0.27)	$(0.25)	$(0.25)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
2002 (1)
Revenues	$85,565	$137,865	$143,656	$144,478
Operating loss	(21,432)	(33,089)	(35,834)	(429,197)
Net loss	(28,361)	(49,746)	(53,803)	(450,568)
Basic and diluted loss per share	$(0.33)	$(0.39)	$(0.42)	$(3.79)

(1)	On September 15, 2003, the Company executed an agreement for the sale of its cellular operations. The unaudited quarterly financial information reflects the Company’s cellular operations as a discontinued operation in compliance with Statement of Financial Accounting Standards No. 144. The table below summarizes the operating results of the Company’s discontinued operation and must be consolidated with the table above to reconcile to prior SEC filings.

Discontinued operations (unaudited):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
2003
Revenues	$4,017	$3,823	$3,626	$3,278
Operating loss	844	850	606	523
Net loss	—	—	—	—
Basic and diluted loss per share	—	—	—	—

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
2002
Revenues	$6,505	$6,547	$5,162	$4,302
Operating loss	2,673	2,959	1,640	1,000
Net loss	—	—	—	—
Basic and diluted loss per share	—	—	—	—

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

15. Condensed Consolidating Financial Information

As discussed in Note 7, the US Unwired senior subordinated discount notes are guaranteed by certain of the Company’s subsidiaries. The following information presents the condensed consolidating balance sheets as of December 31, 2003 and 2002 and the condensed consolidating statements of operations and cash flows for the years ended December 31, 2003, 2002 and 2001 of (a) the “Parent” Company, US Unwired Inc., (b) the “Guarantors”, Unwired Telecom Corporation and Louisiana Unwired, and (c) the “Non-Guarantor”, IWO Holding Inc. and includes eliminating entries and the Company on a consolidated basis.

The separate consolidated financial statements of IWO, including disclosure of condensed consolidating financial information for IWO, are included in IWO’s separate Form 10-K filing.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Balance Sheet

	As of December 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corporation (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$60,424	$911	$3,521	$4,432	$32,337	$—	$97,193
Restricted cash and US Treasury securities at amortized cost-held to maturity	—	—	—	—	19,358	—	19,358
Subscriber receivables, net	—	155	18,594	18,749	9,938	—	28,687
Other receivables	52	—	2,425	2,425	148	—	2,625
Inventory	—	—	3,996	3,996	1,619	—	5,615
Prepaid expenses and other assets	1,297	—	7,817	7,817	5,719	—	14,833
Receivables from (payables to) related parties	(147)	(97)	930	833	(39)	—	647
Receivables from officers	85	—	—	—	—	—	85
Current assets related to discontinued operations	—	1,049	—	1,049	—	—	1,049

Total current assets	61,711	2,018	37,283	39,301	69,080	—	170,092
Property and equipment, net	10,210	1,107	234,298	235,405	165,872	31	411,518
Goodwill and other intangible assets, net	—	—	61,848	61,848	25,642	—	87,490
Notes receivable from unconsolidated affiliates	143,234	33,623	—	33,623	179	(175,149)	1,887
Other assets	12,211	—	13,820	13,820	16,540	—	42,571
Non-current assets related to discontinued operations	—	4,770	—	4,770	—	—	4,770

Total assets	$227,366	$41,518	$347,249	$388,767	$277,313	$(175,118)	$718,328

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$745	$340	$23,213	$23,553	$17,079	$—	$41,377
Accrued expenses	6,546	685	31,655	32,340	38,251	—	77,137
Current maturities of long term debt	42,351	64	143,700	143,764	351,697	(174,970)	362,842
Current liabilities related to discontinued operations	—	49	—	49	—	—	49

Total current liabilities	49,642	1,138	198,568	199,706	407,027	(174,970)	481,405
Long term debt, net of current maturities	428,139	247	6,359	6,606	—	—	434,745
Deferred gain	—	—	29,836	29,836	893	—	30,729
Investments in and advance to unconsolidated affiliates	31,095	1,857	130,800	132,657	—	(162,536)	1,216
Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1	(1)	1,288
Additional paid in capital	656,020	1,947	803,808	805,755	446,449	(1,253,325)	654,899
Retained deficit	(938,808)	36,329	(822,122)	(785,793)	(577,057)	1,415,893	(885,765)
Promissory note	—	—	—	—	—	(179)	(179)
Treasury stock	(10)	—	—	—	—	—	(10)

Total stockholder’s equity (deficit)	(281,510)	38,276	(18,314)	19,962	(130,607)	162,388	(229,767)

Total liabilities and stockholders’ equity (deficit)	$227,366	$41,518	$347,249	$388,767	$277,313	$(175,118)	$718,328

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Balance Sheet

	As of December 31, 2002
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corporation (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$23,025	$2,605	$1,347	$3,952	$35,008	$—	$61,985
Restricted cash and US Treasury securities at amortized cost-held to maturity	—	—	—	—	33,218	—	33,218
Subscriber receivables, net	—	382	34,481	34,863	11,843	—	46,706
Other receivables	33	—	1,030	1,030	1,597	—	2,660
Inventory	—	—	2,637	2,637	2,579	—	5,216
Prepaid expenses and other assets	1,012	—	9,323	9,323	4,679	—	15,014
Receivables from (payables to) related parties	(1,362)	402	1,307	1,709	320	14	681
Receivables from officers	101	—	—	—	—	—	101
Current assets related to discontinued operations	—	1,184	—	1,184	—	—	1,184

Total current assets	22,809	4,573	50,125	54,698	89,244	14	166,765
Property and equipment, net	11,844	1,958	273,261	275,219	189,878	—	476,941
Restricted cash	—	—	—	—	8,000	—	8,000
Goodwill and other intangible assets, net	—	—	74,736	74,736	55,517	—	130,253
Notes receivable from unconsolidated affiliates	187,600	25,609	—	25,609	174	(211,572)	1,811
Other assets	11,572	—	11,295	11,295	17,612	—	40,479
Non-current assets related to discontinued operations	—	7,181	—	7,181	—	—	7,181

Total assets	$233,825	$39,321	$409,417	$448,738	$360,425	$(211,558)	$831,430

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$1,164	$1,054	$11,089	$12,143	$14,994	$—	$28,301
Accrued expenses	3,803	775	33,726	34,501	29,320	—	67,624
Current maturities of long term debt	28,313	59	188,044	188,103	—	(211,398)	5,018
Current liabilities related to discontinued operations	—	41	—	41	—	—	41

Total current liabilities	33,280	1,929	232,859	234,788	44,314	(211,398)	100,984
Long term debt, net of current maturities	404,860	310	6,825	7,135	350,207	—	762,202
Deferred gain	—	—	33,523	33,523	951	—	34,474
Investments in and advance to unconsolidated affiliates	(88,013)	2,009	35,240	37,249	—	54,665	3,901
Non-current liabilities related to discontinued operations	—	107	—	107	—	—	107
Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1	(1)	1,288
Additional paid in capital	659,180	1,947	809,067	811,014	446,449	(1,259,184)	657,459
Retained deficit	(776,770)	33,019	(708,097)	(675,078)	(481,497)	1,204,534	(728,811)
Promissory note	—	—	—	—	—	(174)	(174)

Total stockholders’ equity (deficit)	(116,302)	34,966	100,970	135,936	(35,047)	(54,825)	(70,238)

Total liabilities and stockholders’ equity (deficit)	$233,825	$39,321	$409,417	$448,738	$360,425	$(211,558)	$831,430

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Operations

	Year ended December 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Revenues	$30,816	$—	$363,717	$363,717	$171,849	$(30,631)	$535,751
Operating expenses	35,912	—	374,366	374,366	227,197	(29,625)	607,850

Operating (loss) income	(5,096)	—	(10,649)	(10,649)	(55,348)	(1,006)	(72,099)
Other income (expense), net	(44,225)	1,418	(7,815)	(6,397)	(40,212)	31	(90,803)
Equity in income (losses) of unconsolidated subsidiaries	(113,248)	392	(95,560)	(95,168)	—	211,327	2,911

Income (loss) before income tax benefit	(162,569)	1,810	(114,024)	(112,214)	(95,560)	210,352	(159,991)
Income tax benefit	(531)	—	—	—	—	—	(531)

(Loss) income from continuing operations	(162,038)	1,810	(114,024)	(112,214)	(95,560)	210,352	(159,460)
Income from discontinued operations	—	1,500	—	1,500	—	1,006	2,506

Net (loss) income	$(162,038)	$3,310	$(114,024)	$(110,714)	$(95,560)	$211,358	$(156,954)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Operations

	Year ended December 31, 2002
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Revenues	$29,428	$—	$385,847	$385,847	$124,896	$(28,607)	$511,564
Operating expenses	38,391	—	439,022	439,022	580,242	(26,539)	1,031,116

Operating (loss) income	(8,963)	—	(53,175)	(53,175)	(455,346)	(2,068)	(519,552)
Other income (expense), net	(37,473)	912	(8,616)	(7,704)	(26,151)	—	(71,328)
Equity in income (losses) of unconsolidated subsidiaries	(544,618)	447	(481,497)	(481,050)	—	1,025,017	(651)

Income (loss) before income tax benefit	(591,054)	1,359	(543,288)	(541,929)	(481,497)	1,022,949	(591,531)
Income tax benefit	(781)	—	—	—	—	—	(781)

(Loss) income from continuing operations	(590,273)	1,359	(543,288)	(541,929)	(481,497)	1,022,949	(590,750)
Income from discontinued operations	—	6,204	—	6,204	—	2,068	8,272

Net (loss) income	$(590,273)	$7,563	$(543,288)	$(535,725)	$(481,497)	$1,025,017	$(582,478)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Operations

	Year ended December 31, 2001
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	Consolidating Entries	Consolidated
	(In thousands)
Revenues	$29,621	$—	$226,425	$226,425	$(25,826)	$230,220
Operating expenses	42,791	—	293,028	293,028	(22,021)	313,798

Operating (loss) income	(13,170)	—	(66,603)	(66,603)	(3,805)	(83,578)
Other income (expense), net	(26,332)	366	2,491	2,857	—	(23,475)
Equity in income (losses) of unconsolidated affiliates	(64,633)	431	—	431	61,442	(2,760)

(Loss) income before income tax benefit	(104,135)	797	(64,112)	(63,315)	57,637	(109,813)
Income tax benefit	(1,868)	—	—	—	—	(1,868)

(Loss) income from continuing operations	(102,267)	797	(64,112)	(63,315)	57,637	(107,945)
Income from discontinued operations	—	6,529	—	6,529	3,805	10,334

Net (loss) income	$(102,267)	$7,326	$(64,112)	$(56,786)	$61,442	$(97,611)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$2,376	$5,757	$63,820	$69,577	$(11,250)	$(62)	$60,641
Cash flows from investing activities:
Payments for the purchase of equipment	(378)	(54)	(16,836)	(16,890)	(13,354)	136	(30,486)
Proceeds from the sale of assets	—	350	—	350	74	(74)	350
Proceeds from restricted cash	—	—	—	—	21,859	—	21,859
Investments in unconsolidated affiliates	—	250	—	250	—	—	250
Disbursement of intercompany note	44,366	(7,938)	—	(7,938)	—	(36,428)	—

Net cash provided by (used in) investing activities	43,988	(7,392)	(16,836)	(24,228)	8,579	(36,366)	(8,027)
Cash flows from financing activities:
Proceeds from long-term debt	8,717	—	46,550	46,550	—	(55,267)	—
Proceeds from stock options exercised	—	—	—	—	—	—	—
Proceeds from promissory notes	—	—	—	—	—	—	—
Principal payments of long-term debt	(14,994)	(59)	(91,360)	(91,419)	—	91,695	(14,718)
Debt issuance costs	(2,688)	—	—	—	—	—	(2,688)

Net cash provided by (used in) activities	(8,965)	(59)	(44,810)	(44,869)	—	36,428	(17,406)

Net increase (decrease) in cash and cash equivalents	37,399	(1,694)	2,174	480	(2,671)	—	35,208
Cash and cash equivalents at beginning of period	23,025	2,605	1,347	3,952	35,008	—	61,985

Cash and cash equivalents at end of period	$60,424	$911	$3,521	$4,432	$32,337	$—	$97,193

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2002
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$10,315	$17,817	$(21,346)	$(3,529)	$(32,700)	$2,564	$(23,350)
Cash flows from investing activities:
Payments for the purchase of equipment	(2,120)	(1,078)	(65,590)	(66,668)	(53,820)	—	(122,608)
Acquisition of business, net of cash acquired	(61,990)	—	3,032	3,032	(191)	(2,564)	(61,713)
Proceeds from maturities and sales of investments	—	—	—	—	66,967	—	66,967
Proceeds from the sale of assets	303	—	10,016	10,016	—	—	10,319
Proceeds from restricted cash	—	—	—	—	10,449	—	10,449
Investments in unconsolidated affiliates	—	(699)	—	(699)	—	—	(699)
Disbursement of intercompany note	(59,770)	(17,798)	—	(17,798)	—	77,568	—

Net cash provided by (used in) investing activities	(123,577)	(19,575)	(52,542)	(72,117)	23,405	75,004	(97,285)
Cash flows from financing activities:
Proceeds from long-term debt	57,798	—	91,851	91,851	43,184	(109,649)	83,184
Proceeds from stock options exercised	282	—	—	—	—	—	282
Proceeds from promissory notes	—	—	—	—	20	—	20
Principal payments of long-term debt	(215)	(55)	(32,504)	(32,559)	—	32,081	(693)
Debt issuance costs	(762)	—	—	—	—	—	(762)

Net cash provided by (used in) activities	57,103	(55)	59,347	59,292	43,204	(77,568)	82,031

Net increase (decrease) in cash and cash equivalents	(56,159)	(1,813)	(14,541)	(16,354)	33,909	—	(38,604)
Cash and cash equivalents at beginning of period	79,184	4,418	15,888	20,306	1,099	—	100,589

Cash and cash equivalents at end of period	$23,025	$2,605	$1,347	$3,952	$35,008	$—	$61,985

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2001
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	Consolidating Entries	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$10,686	$1,971	$(35,474)	$(33,503)	$—	$(22,817)
Cash flows from investing activities:
Payments for the purchase of equipment	(7,242)	(3,167)	(96,090)	(99,257)	—	(106,499)
Payments for microwave relocation	—	—	(666)	(666)		(666)
Purchase of marketable securities	(12,544)	—	—	—	—	(12,544)
Sale of marketable securities	137,382	—	39,323	39,323	—	176,705
Proceeds from the sale of assets	791	106	44,133	44,239	—	45,030
Distributions from unconsolidated affiliates	—	636	—	636	—	636
Investments in unconsolidated affiliates	—	(1,902)	—	(1,902)	—	(1,902)
Proceeds from restricted cash	—	5,753	—	5,753	—	5,753
Disbursement of intercompany note	(62,832)	(6,000)	—	(6,000)	68,832	—

Net cash provided by (used in) investing activities	55,555	(4,574)	(13,300)	(17,874)	68,832	106,513
Cash flows from financing activities:
Proceeds from long-term debt	7,840	—	135,527	135,527	(141,545)	1,822
Proceeds from stock options exercised	1,756	—	—	—	—	1,756
Principal payments of long-term debt	(148)	(52)	(74,186)	(74,238)	72,713	(1,673)
Debt issuance costs	(148)	—	—	—	—	(148)

Net cash provided by (used in) financing activities	9,300	(52)	61,341	61,289	(68,832)	1,757

Net increase (decrease) in cash and cash equivalents	75,541	(2,655)	12,567	9,912	—	85,453
Cash and cash equivalents at beginning of period	3,642	7,073	4,421	11,494	—	15,136

Cash and cash equivalents at end of period	$79,183	$4,418	$16,988	$21,406	$—	$100,589

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

16. Subsequent Events (Unaudited)

On February 12, 2004, Sprint PCS notified the Company of a settlement related to certain previous amounts charged to the Company. While the settlement will result in a refund of these previous charges by $5.4 million, Sprint PCS is applying $4.3 million of this refund to the disputed amounts discussed in Note 11. The Company will record this settlement is the period in which the amounts are received from Sprint PCS, which is expected to be in the first quarter of 2004.

US UNWIRED INC. AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

(In thousands)

	Year ended December 31,
	2003	2002	2001
Income tax valuation allowance
Balance at beginning of year	$176,099	$61,534	$29,398
Additions	80,524	114,565	32,136
Reductions	—	—	—

Balance at end of year	$256,623	$176,099	$61,534

Allowance for doubtful accounts
Balance at beginning of year	$6,981	$3,079	$224
Additions	6,673	24,926	4,666
Reductions	(7,236)	(21,024)	(1,811)

Balance at end of year.	$6,418	$6,981	$3,079

Reserve for inventory obsolescence
Balance at beginning of year	$351	$785	$166
Additions	1,050	—	619
Reductions	—	(434)	—

Balance at end of year	$1,401	$351	$785

S-1

RECONCILIATION OF RECLASSIFICATIONS

Year ended December 31, 2001

	Cost of Service	General and Administrative	Sales and Marketing	Total
As reported in our annual report on 10-K	$109,005	$50,827	$67,322	$227,154
Certain Sprint PCS fees	11,841	(13,952)	2,111	—
Wages, benefits and payroll taxes	6,589	(10,683)	4,094	—
Bad debt expense	4,491	(4,491)	—	—
Other	696	(1,450)	754	—

As reclassified	$132,622	$20,251	$74,281	$227,154

Year ended December 31, 2002

	Cost of Service	General and Administrative	Sales and Marketing	Total
As reported in our annual report on 10-K	$234,679	$141,453	$103,469	$479,601
Certain Sprint PCS fees	65,900	(66,351)	451	—
Wages, benefits and payroll taxes	4,868	(8,766)	3,898	—
Bad debt expense	24,775	(24,775)	—	—
Handset upgrades	14,134	(14,134)	—	—
Other	1,267	(2,024)	757	—

As reclassified	$345,623	$25,403	$108,575	$479,601

Year ended December 31, 2003

	Cost of Service	General and Administrative	Sales and Marketing	Total
As reported in our annual report on 10-K	$210,883	$130,526	$86,403	$427,812
Certain Sprint PCS fees	70,673	(70,801)	128	—
Wages, benefits and payroll taxes	2,805	(5,963)	3,158	—
Bad debt expense	6,671	(6,671)	—	—
Handset upgrades	15,053	(15,053)
Other	138	(660)	522	—

As reclassified	$306,223	$31,378	$90,211	$427,812

T-1

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Cameron Communications Service Agreement, dated June 10, 1999, between Cameron Communications Corporation and US Unwired Inc. (Incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registration Statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02, filed by US Unwired Inc., Louisiana Unwired, LLC and Unwired Telecom Corp. on February 23, 2000)

10.2	Office and warehouse lease dated January 16, 2004 between US Unwired Inc. and UniBill, L.L.C. (Incorporated by reference to Exhibit 10.28 to the Registration Statement on Form S-4 filed by US Unwired Inc., Louisiana Unwired, LLC, Unwired Telecom Corp., Texas Unwired, Georgia PCS Management, L.L.C., and Georgia PCS Leasing, LLC on July 9, 2004)

10.3	Letter Agreement, dated January 30, 2003, among Weil, Gotshal & Manges LLP, US Unwired Inc. and Brown Brothers Harriman & Co. (Incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-4 filed by US Unwired Inc., Louisiana Unwired, LLC, Unwired Telecom Corp., Texas Unwired, Georgia PCS Management, L.L.C., and Georgia PCS Leasing, LLC on July 9, 2004)

23	Consent of Ernst & Young LLP.

99	Press Release of US Unwired Inc. dated July 7, 2004.